Exhibit 99.3

ITEM 8.     FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Central European Media Enterprises Ltd.

We have audited the accompanying consolidated balance sheets of Central European Media Enterprises Ltd. and subsidiaries (the "Company") as of December 31, 2009 and 2008, and the related consolidated statements of operations and comprehensive income, equity and cash flows for each of the three years in the period ended December 31, 2009. Our audits also included the financial statement schedule listed in Item 15. These financial statements and the financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements and the financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Central European Media Enterprises Ltd. and subsidiaries as of December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As discussed in Note 2 to the consolidated financial statements, on January 1, 2009, the Company adopted Statement of Financial Accounting Standards No. 160, Non-Controlling Interests in Consolidated Financial Statements – an amendment of ARB 51 (included in Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 810, Consolidation) and FASB Staff Position APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement) (included in FASB ASC Topic 470, Debt). As discussed in Note 18, on January 1, 2010, the Company made a change in the composition of reportable segments.  The Company has retrospectively adjusted all periods presented in the consolidated financial statements for the effect of these changes.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company's internal control over financial reporting as of December 31, 2009, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 24, 2010 expressed an unqualified opinion on the Company's internal control over financial reporting.

DELOITTE LLP

London, United Kingdom

February 24, 2010 (October 8, 2010 as to the effects of the discontinued operations described in Notes 2, 19 and 23 and the change in segments described in Note 18).

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
CONSOLIDATED BALANCE SHEETS
(US$ 000’s, except share data)

	December 31, 2009	December 31, 2008
ASSETS
Current assets
Cash and cash equivalents	$445,954	$94,423
Accounts receivable (net of allowance) (Note 7)	180,983	207,425
Program rights, net	73,922	60,845
Assets held for sale	86,349	135,075
Other current assets (Note 8)	94,253	81,744
Total current assets	881,461	579,512
Non-current assets
Investments (Note 5)	-	16,559
Property, plant and equipment, net (Note 9)	274,710	199,584
Program rights, net	182,601	111,160
Goodwill (Note 4)	1,136,273	1,041,041
Broadcast licenses and other intangible assets, net (Note 4)	353,243	439,604
Other non-current assets (Note 8)	44,499	19,156
Total non-current assets	1,991,326	1,827,104
Total assets	$2,872,787	$2,406,616

The accompanying notes are an integral part of these consolidated financial statements.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
 CONSOLIDATED BALANCE SHEETS (continued)
(US$ 000’s, except share data)

	December 31, 2009	December 31, 2008
LIABILITIES AND EQUITY
Current liabilities
Accounts payable and accrued liabilities (Note 10)	$199,175	$150,967
Current portion of long-term debt and other financing arrangements (Note 6)	117,910	36,331
Liabilities held for sale	22,193	47,839
Other current liabilities (Note 11)	12,840	13,347
Total current liabilities	352,118	248,484
Non-current liabilities
Long-term debt and other financing arrangements (Note 6)	1,259,958	967,283
Other non-current liabilities (Note 11)	88,871	92,404
Total non-current liabilities	1,348,829	1,059,687
Commitments and contingencies (Note 20)

EQUITY:
CME Ltd. shareholders’ equity:
Nil shares of Preferred Stock of $0.08 each (December 31, 2008 – nil)	-	-
56,046,176 shares of Class A Common Stock of $0.08 each (December 31, 2008 –36,024,273)	4,484	2,882
7,490,936 shares of Class B Common Stock of $0.08 each (December 31, 2008 – 6,312,839)	599	505
Additional paid-in capital	1,410,587	1,126,617
Accumulated deficit	(333,993)	(236,836)
Accumulated other comprehensive income	95,912	202,090
Total CME Ltd. shareholders’ equity	1,177,589	1,095,258
Noncontrolling interests	(5,749)	3,187
Total equity	1,171,840	1,098,445
Total liabilities and equity	$2,872,787	$2,406,616

The accompanying notes are an integral part of these consolidated financial statements.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(US$ 000’s, except share and per share data)

	For the Year Ended December 31,
	2009	2008	2007
Net revenues	$681,945	$920,476	$712,018
Operating expenses:
Operating costs	116,575	122,008	97,013
Cost of programming	341,201	347,148	252,771
Depreciation of station property, plant and equipment	51,591	48,582	29,705
Amortization of broadcast licenses and other intangibles (Note 4)	19,919	33,864	24,680
Cost of revenues	529,286	551,602	404,169
Selling, general and administrative expenses	109,787	120,517	117,619
Impairment charge (Note 4)	81,843	64,891	-
Operating (loss) / income	(38,971)	183,466	190,230
Interest income	2,876	9,650	5,401
Interest expense (Note 15)	(115,771)	(82,387)	(54,850)
Foreign currency exchange gain / (loss), net	82,920	(35,570)	(34,411)
Change in fair value of derivatives (Note 12)	1,315	6,360	(3,703)
Other income	1,385	2,631	9,787
(Loss) / income from continuing operations before tax	(66,246)	84,150	112,454
Provision for income taxes	(4,737)	(42,208)	(16,341)
(Loss) / income from continuing operations	(70,983)	41,942	96,113
Discontinued operations, net of tax (Note 19)	(36,824)	(309,421)	9,612
Net (loss) / income	(107,807)	(267,479)	105,725
Net loss / (income) attributable to noncontrolling interests	10,650	(2,067)	(17,107)
Net (loss) income attributable to CME Ltd.	$(97,157)	$(269,546)	$88,618

Net (loss) / income	(107,807)	(267,479)	105,725
Currency translation adjustment	(106,604)	(88,609)	158,825
Obligation to repurchase shares	-	488	(488)
Comprehensive (loss) / income	$(214,411)	$(355,600)	$264,062
Comprehensive income / (loss) attributable to noncontrolling interests	11,076	(2,071)	(17,157)
Comprehensive (loss) / income attributable to CME Ltd.	$(203,335)	$(357,671)	$246,905

The accompanying notes are an integral part of these consolidated financial statements.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (continued)
(US$ 000’s, except share and per share data)

	For the Year Ended December 31,
	2009	2008	2007
PER SHARE DATA (Note 17):
Net (loss) / income per share:
Continuing operations - Basic	$(1.11)	$0.94	$1.91
Continuing operations - Diluted	(1.11)	0.93	1.89
Discontinued operations – Basic	(0.68)	(7.31)	0.23
Discontinued operations - Diluted	(0.68)	(7.25)	0.23
Net (loss) / income attributable to CME Ltd common shareholders – Basic	(1.79)	(6.37)	2.14
Net (loss) / income attributable to CME Ltd common shareholders – Diluted	$(1.79)	$(6.32)	$2.12

Weighted average common shares used in computing per share amounts (000’s):
Basic	54,344	42,328	41,384
Diluted	54,344	42,683	41,833

The accompanying notes are an integral part of these consolidated financial statements.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
CONSOLIDATED STATEMENTS OF EQUITY
(US$ 000’s, except share data)

	CME Ltd. Shareholders
	Class A Common Stock		Class B Common Stock
	Number of shares	Par value	Number of shares	Par value	Additional Paid-In Capital	Retained Deficit	Accumulated Other Comprehensive Income	Noncontrolling Interests	Total Equity
BALANCE, December 31, 2006	34,412,138	$2,753	6,312,839	$505	$931,108	$(30,528)	$131,928	$26,189	$1,061,955
Impact of adoption of FIN 48	-	-	-	-	-	(3,219)	-	-	(3,219)
Stock-based compensation	-	-	-	-	6,402	-	-	-	6,402
Shares issued, net of fees	1,275,227	102	-	-	109,751	-	-	-	109,853
Stock options exercised	315,833	25	-	-	4,075	-	-	-	4,100
Acquisitions of noncontrolling interests	-	-	-	-	-	-	-	(13,948)	(13,948)
Dividends paid to holders of noncontrolling interests	-	-	-	-	-	-	-	(6,243)	(6,243)
Net income	-	-	-	-	-	88,618	-	17,107	105,725
Currency translation adjustment	-	-	-	-	-	-	158,775	50	158,825
Obligation to repurchase shares	-	-	-	-	-	-	(488)	-	(488)
BALANCE, December 31, 2007	36,003,198	$2,880	6,312,839	$505	$1,051,336	$54,871	$290,215	$23,155	$1,422,962
Stock-based compensation	-	-	-	-	7,133	-	-	-	7,133
Stock options exercised	21,075	2	-	-	1,220	-	-	-	1,222
Purchase and extinguishment of capped call options (Note 6)	-	-	-	-	(41,157)	(22,161)	-	-	(63,318)
Acquisitions of noncontrolling interests	-	-	-	-	-	-	-	(18,861)	(18,861)
Dividends paid to holders of noncontrolling interests	-	-	-	-	-	-	-	(3,178)	(3,178)
Bifurcation of equity option embedded in convertible notes	-	-	-	-	108,085	-	-	-	108,085
Net loss	-	-	-	-	-	(269,546)	-	2,067	(267,479)
Currency translation adjustment	-	-	-	-	-	-	(88,613)	4	(88,609)
Obligation to repurchase shares	-	-	-	-	-	-	488	-	488
BALANCE, December 31, 2008	36,024,273	$2,882	6,312,839	$505	$1,126,617	$(236,836)	$202,090	$3,187	$1,098,445

The accompanying notes are an integral part of these consolidated financial statements.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
CONSOLIDATED STATEMENTS OF EQUITY (continued)
(US$ 000’s, except share data)

	CME Ltd. Shareholders
	Class A Common Stock		Class B Common Stock		Additional Paid-In Capital	Retained Deficit	Accumulated Other Comprehensive Income	Noncontrolling Interests	Total Equity
	Number of shares	Par value	Number of shares	Par value
BALANCE, December 31, 2008	36,024,273	$2,882	6,312,839	$505	$1,126,617	$(236,836)	$202,090	$3,187	$1,098,445
Stock-based compensation	-	-	-	-	6,180	-	-	-	6,180
Acquisition of noncontrolling interests	-	-	-	-	(24,090)	-	-	3,965	(20,125)
Shares issued, net of fees	14,500,000	1,160	4,500,000	360	232,848	-	-	-	234,368
Shares issued in connection with the acquisition of Media Pro Entertainment (Note 3)	2,200,000	176	-	-	55,264	-	-	-	55,440
Warrants issued in connection with the acquisition of Media Pro Entertainment (Note 3)	-	-	-	-	13,768	-	-	-	13,768
Conversion of class B shares (Note 13)	3,321,903	266	(3,321,903)	(266)	-	-	-	-	-
Dividends paid to holders of noncontrolling interest	-	-	-	-	-	-	-	(1,825)	(1,825)
Net loss	-	-	-	-	-	(97,157)	-	(10,650)	(107,807)
Currency translation adjustment	-	-	-	-	-	-	(106,178)	(426)	(106,604)
BALANCE, December 31, 2009	56,046,176	$4,484	7,490,936	$599	$1,410,587	$(333,993)	$95,912	$(5,749)	$1,171,840

The accompanying notes are an integral part of these consolidated financial statements.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(US$ 000’s)

	For the Year Ended December 31,
	2009	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) / income	$(107,807)	$(267,479)	$105,725
Adjustments to reconcile net (loss) / income to net cash generated from operating activities:
Loss / (income) from discontinued operations (Note 19)	36,824	309,421	(9,612)
Depreciation and amortization	286,081	273,173	188,636
Impairment charge (Note 4)	81,843	64,891	-
Loss on disposal of fixed assets	635	-	-
Stock-based compensation (Note 16)	6,218	6,107	5,734
Change in fair value of derivatives (Note 12)	(1,315)	(6,360)	3,703
Foreign currency exchange (gain) / loss, net	(82,920)	35,570	34,411
Net change in (net of effects of acquisitions and disposals of businesses):
Accounts receivable	44,963	(20,559)	(49,353)
Program rights	(168,310)	(198,113)	(181,416)
Other assets	3,704	(10,302)	(5,354)
Accounts payable and accrued liabilities	(66,754)	(19,459)	8,686
Income taxes payable	(9,797)	(15,765)	14,263
Deferred taxes	(14,587)	(11,750)	(2,507)
VAT and other taxes payable	(1,588)	(1,888)	(5,309)
Net cash generated from continuing operating activities	7,190	137,487	107,607

CASH FLOWS FROM INVESTING ACTIVITIES:
Net change in restricted cash	-	-	(440)
Purchase of property, plant and equipment	(47,957)	(75,793)	(77,299)
Proceeds from disposal of property, plant and equipment	888	403	576
Investments in subsidiaries and unconsolidated affiliates	(17,765)	(179,979)	(153,391)
Repayment of loans and advances to related parties	(10,295)	1,990	450
Net cash used in continuing investing activities	(75,129)	(253,379)	(230,104)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of Common Stock, net of fees	234,368	-	109,853
Net proceeds from issuance of Senior Notes	634,048	-	199,400
Redemption or repayment of Senior Notes	(371,073)	-	(169,010)
Net proceeds from issuance of Convertible Notes	-	463,560	-
Purchase of capped call option	-	(63,318)	-
Proceeds from credit facilities	266,472	222,919	177,315
Payment of credit facilities and capital leases	(287,551)	(176,615)	(182,191)
Proceeds from exercise of stock options	-	1,222	4,100
Excess tax benefits from share based payment arrangements	269	1,026	668
Distributions paid to holders of noncontrolling interests	(1,506)	(4,408)	(4,605)
Net cash received from continuing financing activities	475,027	444,386	135,530

NET CASH USED IN DISCONTINUED OPERATIONS – OPERATING ACTIVITIES	(39,855)	(5,204)	(7,224)
NET CASH USED IN DISCONTINUED OPERATIONS – INVESTING ACTIVITIES	(1,982)	(3,367)	(7,472)
NET CASH USED IN DISCONTINUED OPERATIONS – FINANCING ACTIVITIES	(22,224)	(332,380)	-

Impact of exchange rate fluctuations on cash	8,504	(21,279)	(1,896)

Net increase / (decrease) in cash and cash equivalents	351,531	(33,736)	(3,559)
CASH AND CASH EQUIVALENTS, beginning of period	94,423	128,159	131,718
CASH AND CASH EQUIVALENTS, end of period	445,954	94,423	128,159

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$61,940	$55,331	$46,313
Cash paid for income taxes (net of refunds)	$28,440	$72,974	$40,903

SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING AND INVESTING ACTIVITIES:
Issuance of equity in connection with the acquisition of Media Pro Entertainment	$55,440	-	-
Issuance of warrants in connection with the acquisition of Media Pro Entertainment	$13,768	-	-
Contribution of investment in connection with the acquisition of Media Pro Entertainment	$19,236	-	-
Acquisition of property, plant and equipment under capital lease	$144	$554	$136

The accompanying notes are an integral part of these consolidated financial statements.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in US$ 000’s, except share data)

1.  ORGANIZATION AND BUSINESS

Central European Media Enterprises Ltd., a Bermuda corporation, was formed in June 1994.  Our assets are held through a series of Dutch and Netherlands Antilles holding companies. We are a vertically integrated media company operating leading broadcasting, internet and TV content businesses in seven Central and Eastern European countries with an aggregate population of approximately 97 million people. At December 31, 2009, we had operations in Bulgaria, Croatia, the Czech Republic, Romania, the Slovak Republic, Slovenia and Ukraine.  Our former operations in Ukraine were disposed of on April 7, 2010 (see Note 19, “Discontinued Operations”).

Our subsidiaries, equity-accounted affiliates and cost investments as at December 31, 2009 were:

Company Name	Effective Voting Interest	Jurisdiction of Organization	Type of Affiliate (1)
Top Tone Media S.A.	80.00%	Luxembourg	Subsidiary
Zopal S.A.	80.00%	Luxembourg	Subsidiary
PRO BG MEDIA EOOD	80.00%	Bulgaria	Subsidiary
LG Consult EOOD	80.00%	Bulgaria	Subsidiary
Top Tone Media Bulgaria EOOD	80.00%	Bulgaria	Subsidiary
Ring TV EAD	80.00%	Bulgaria	Subsidiary

Nova TV d.d.	100.00%	Croatia	Subsidiary
Operativna Kompanija d.o.o.	100.00%	Croatia	Subsidiary
Media House d.o.o.	100.00%	Croatia	Subsidiary
Internet Dnevnik d.o.o.	100.00%	Croatia	Subsidiary

CET 21 spol. s r.o.	100.00%	Czech Republic	Subsidiary
Jyxo, s.r.o.	100.00%	Czech Republic	Subsidiary
BLOG Internet, s.r.o.	100.00%	Czech Republic	Subsidiary
Mediafax s.r.o.	100.00%	Czech Republic	Subsidiary

Media Pro International S.A.	95.00%	Romania	Subsidiary
Media Vision S.R.L.	95.00%	Romania	Subsidiary
Pro TV S.A.	95.05%	Romania	Subsidiary
Sport Radio TV Media S.R.L.	95.04%	Romania	Subsidiary
Music Television System S.R.L.	95.05%	Romania	Subsidiary
Campus Radio S.R.L.	19.01%	Romania	Equity-Accounted Affiliate

CME Slovak Holdings B.V.	100.00%	Netherlands	Subsidiary
A.R.J., a.s.	100.00%	Slovak Republic	Subsidiary

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in US$ 000’s, except share data)

Company Name	Effective Voting Interest	Jurisdiction of Organization	Type of Affiliate (1)
MARKÍZA-SLOVAKIA, spol. s r.o.	100.00%	Slovak Republic	Subsidiary
GAMATEX, spol. s r.o.	100.00%	Slovak Republic	Subsidiary (in liquidation)
A.D.A.M., a.s.	100.00%	Slovak Republic	Subsidiary (in liquidation)
MEDIA INVEST, spol. s r.o.	100.00%	Slovak Republic	Subsidiary
EMAIL.SK s.r.o.	80.00%	Slovak Republic	Subsidiary
PMT, s.r.o.	31.50%	Slovak Republic	Cost Investment
MMTV 1 d.o.o.	100.00%	Slovenia	Subsidiary
Produkcija Plus d.o.o.	100.00%	Slovenia	Subsidiary
POP TV d.o.o.	100.00%	Slovenia	Subsidiary
Kanal A d.o.o.	100.00%	Slovenia	Subsidiary
Euro 3 TV d.o.o.	42.00%	Slovenia	Equity-Accounted Affiliate
TELEVIDEO d.o.o. (trading as TV Pika)	100.00%	Slovenia	Subsidiary
CME Cyprus Holding II Ltd.	100.00%	Cyprus	Subsidiary
TV Media Planet Ltd.	100.00%	Cyprus	Subsidiary
CME Cyprus Holding Ltd.	100.00%	Cyprus	Subsidiary
International Media Services Ltd.	100.00%	Bermuda	Subsidiary
CME Ukraine Holding II B.V.	100.00%	Netherlands	Subsidiary
Grizard Investments Limited	100.00%	Cyprus	Subsidiary
Grintwood Investments Limited	100.00%	Cyprus	Subsidiary
Innova Film GmbH	100.00%	Germany	Subsidiary
CME Media Pro B.V.	100.00%	Netherlands	Subsidiary
Media Pro Pictures s.r.o.	100.00%	Czech Republic	Subsidiary
Zmĕna, s.r.o.	51.00%	Czech Republic	Subsidiary
Taková normální rodinka, s.r.o.	51.00%	Czech Republic	Subsidiary
Media Pro Pictures S.A.	100.00%	Romania	Subsidiary
Media Pro Distribution S.R.L.	100.00%	Romania	Subsidiary
Media Pro Music and Entertainment S.R.L.	100.00%	Romania	Subsidiary
Pro Video S.R.L.	100.00%	Romania	Subsidiary
Hollywood Multiplex Operation S.R.L.	100.00%	Romania	Subsidiary

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in US$ 000’s, except share data)

Company Name	Effective Voting Interest	Jurisdiction of Organization	Type of Affiliate (1)
Studiourile Media Pro S.A.	92.20%	Romania	Subsidiary
Promance International S.R.L.	100.00%	Romania	Subsidiary
Pro Video Film and Distribution Kft	100.00%	Hungary	Subsidiary
Central European Media Enterprises N.V.	100.00%	Netherlands Antilles	Subsidiary
Central European Media Enterprises II B.V.	100.00%	Netherlands Antilles	Subsidiary
CME Media Enterprises B.V.	100.00%	Netherlands	Subsidiary
CME Investments B.V.	100.00%	Netherlands	Subsidiary
CME Programming B.V.	100.00%	Netherlands	Subsidiary
CME Ukraine Holding B.V.	100.00%	Netherlands	Subsidiary
CME Development Financing B.V.	100.00%	Netherlands	Subsidiary
CME Ukraine Holding GmbH	100.00%	Austria	Subsidiary
CME Development Corporation	100.00%	Delaware (USA)	Subsidiary
CME Media Services Limited	100.00%	United Kingdom	Subsidiary
CME SR d.o.o.	100.00%	Serbia	Subsidiary
1+1 Production	100.00%	Ukraine	Subsidiary (2)
Studio 1+1 LLC	100.00%	Ukraine	Subsidiary (2)
Ukrainian Media Services LLC	100.00%	Ukraine	Subsidiary (2)
Ukrpromtorg-2003 LLC	100.00%	Ukraine	Subsidiary (2)
Gravis-Kino LLC	100.00%	Ukraine	Subsidiary (2)
TV Stimul LLC	100.00%	Ukraine	Subsidiary (2)
TOR LLC	100.00%	Ukraine	Subsidiary (2)
ZHYSA LLC	100.00%	Ukraine	Subsidiary (2)
Glavred-Media LLC	10.00%	Ukraine	Cost Investment (2)
 _______________________________

(1)
All subsidiaries have been consolidated in our Financial Statements.  All equity-accounted affiliates have been accounted for using the equity method.  All cost investments have been accounted for using the cost method.

(2)
Subsidiaries were disposed of in connection with the sale of our Ukraine operations which was completed on April 7, 2010. The results of operations have been accounted for as discontinued operations and the assets and liabilities have been classified as held for sale for all periods presented (see Note 19, “Discontinued Operations”).

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in US$ 000’s, except share data)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

These financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

FASB Codification project

On July 1, 2009 we adopted FASB Statement No. 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles” (“FAS 168”). FAS 168 became the single source of authoritative nongovernmental US GAAP, superseding existing FASB, American Institute of Certified Public Accountants (“AICPA”), Emerging Issues Task Force (“EITF”), and related accounting literature. FAS 168 reorganizes the thousands of accounting pronouncements into roughly 90 accounting topics and displays them using a consistent structure. Also included is relevant Securities and Exchange Commission guidance organized using the same topical structure in separate sections. For convenience, references to pre-codification standards have been retained in this filing but are accompanied parenthetically by a reference to the appropriate section in the Accounting Standards Codification™ (“ASC”, “the Codification”). In future filings, all references to authoritative accounting literature will be in accordance with the Codification only.

The significant accounting policies are summarized as follows:

Basis of Presentation

The consolidated financial statements include the accounts of Central European Media Enterprises Ltd. and our subsidiaries, after the elimination of intercompany accounts and transactions.  We consolidate the financial statements of entities in which we hold at least a majority voting interest and entities in which we hold less than a majority voting interest but over which we have the ability to exercise control. Entities in which we hold less than a majority voting interest but over which we exercise significant influence are accounted for using the equity method. Other investments are accounted for using the cost method.

Discontinued Operations

On April 7, 2010, we completed the sale of our former operations in the Ukraine to Harley Trading Limited, a company beneficially owned by Igor Kolomoisky, a CME Ltd. shareholder and a member of our Board of Directors, for total consideration of $308.0 million. The results of our former Ukraine operations have therefore been accounted for as discontinued operations for all periods presented in accordance with Accounting Standard Codification ("ASC") Topic 360, “Property, Plant and Equipment” (see Note 19, “Discontinued Operations”). We have also reclassified the assets and liabilities held for sale as at December 31, 2009 and 2008.

Revenue Recognition

Revenue is recognized when there is persuasive evidence of an arrangement, delivery of products has occurred or services have been rendered, the price is fixed or determinable and collectability is reasonably assured. A bad debt provision is maintained for estimated losses resulting from our customers’ inability to make payments.

Revenues are recognized net of discounts and customer sales incentives.  Our principal revenue streams and their respective accounting treatments are discussed below:

Advertising revenue

Revenues primarily result from the sale of advertising time.  Television advertising revenue is recognized as the commercials are aired.  In certain countries, we commit to provide advertisers with certain rating levels in connection with their advertising.  Revenue is recorded net of estimated shortfalls, which are usually settled by providing the advertiser additional advertising time.  Discounts and agency commissions are recognized at the point when the advertising is broadcast and are reflected as a reduction to gross revenue.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in US$ 000’s, except share data)

Program distribution revenue

Program distribution revenue is recognized when the relevant agreement has been entered into, the product is available for delivery, the license period has begun, collectability of the cash is reasonably assured and all of our contractual obligations have been satisfied.

Subscription revenues

Subscriber fees from cable operators and direct-to-home broadcasters are recognized as revenue over the period for which the channels are provided and to which the fees relate.  Subscriber revenue is recognized as contracted, based upon the level of subscribers.

Barter transactions

Barter transactions represent advertising time exchanged for non-cash goods and/or services, such as promotional items, advertising, supplies, equipment and services.  Revenue from barter transactions is recognized as income when advertisements are broadcast.  Expenses are recognized when goods or services are received or used.  We record barter transactions at the fair value of goods or services received or advertising surrendered, whichever is more readily determinable.  Barter revenue amounted to US$ 2.9 million, US$ 4.6 million and US$ 4.4 million for the years ending December 31, 2009, 2008 and 2007, respectively.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand and marketable securities with original maturities of three months or less.  Cash that is subject to restrictions is classified as restricted cash.

Property, Plant and Equipment

Property, plant and equipment is carried at cost, less accumulated depreciation.  Depreciation is computed using the straight-line method over the estimated useful lives assigned to each major asset category as below:

Asset category	Estimated useful life
Land	Indefinite
Buildings	25 years
Station machinery, fixtures and equipment	4 - 8 years
Other equipment	3 – 8 years
Software licenses	3 – 5 years

Construction-in-progress is not depreciated until put into use.  Capital leases are depreciated on a straight-line basis over the shorter of the estimated useful life of the asset or the lease term.  Leasehold improvements are depreciated over the shorter of the related lease term or the life of the asset. Costs of repairs and maintenance are expensed as incurred. Assets to be disposed of are reported at the lower of carrying value or fair value, less costs of disposal.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in US$ 000’s, except share data)

Long-Lived Assets Including Intangible Assets with Finite Lives

Long-lived assets include property, plant, equipment and intangible assets with finite lives.

In accordance with FASB Statement No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“FAS 144”) (ASC 360), we review long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable.  The carrying values of long-lived assets are considered impaired when the anticipated undiscounted cash flows from such assets are less than their carrying values.  In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value.

Program Rights

Purchased program rights

Purchased program rights and the related liabilities are recorded at their gross value when the license period begins and the programs are available for broadcast.

Purchased program rights are classified as current or non-current assets based on anticipated usage, while the related program rights liability is classified as current or non-current according to the payment terms of the license agreement.

Program rights are evaluated to determine if expected revenues are sufficient to cover the unamortized portion of the program.  To the extent that expected revenues are insufficient, the program rights are written down to their net realizable value.

Program rights are amortized on a systematic basis over their expected useful lives, depending on their categorization.  The appropriateness of the amortization profiles are reviewed regularly and are as follows:

	Amortization %
Type of programming	Run 1	Run 2	Run 3	Run 4	Run 5
Special blockbuster	30%	25%	20%	15%	10%
Films and series, 2 runs	65%	35%	-	-	-
Films and series, 3 runs	60%	30%	10%	-	-
Long-run series, Ukraine	85%	15%	-	-	-
Concerts, documentaries, sports events, etc.	100%	-	-	-	-

A “special blockbuster” must meet specific requirements to be classified as such, while the number of runs in other films and series is generally described in the license agreement.

Produced program rights

Program rights that are produced by us consist of deferred film and television costs including direct costs, production overhead and development costs. Program rights are amortized on an individual production basis using the ratio of the current period’s gross revenues to estimated remaining total gross revenues from such programs. Such program rights are stated at the lower of cost less accumulated amortization or net realizable value.  Program rights are evaluated to determine if expected revenues are sufficient to cover the unamortized portion of the program.  To the extent that expected revenues are insufficient, the program rights are written down to their net realizable value.

Produced program rights are classified as current or non-current assets based on anticipated usage.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in US$ 000’s, except share data)

Goodwill and Indefinite-Lived Intangible Assets

Goodwill represents the excess of the fair value of consideration paid over the fair value of net tangible and other identifiable intangible assets acquired in a business combination.  In accordance with FASB Statement No. 142, “Goodwill and Other Intangible Assets” (“FAS 142”) (ASC 350), the carrying value of goodwill is evaluated for impairment on an annual basis, or more frequently if events or changes in circumstances indicate that the asset might be impaired.  We evaluate goodwill for impairment in the fourth quarter of each year, or more frequently if events or changes in circumstances indicate that the asset might be impaired. An impairment exists when the carrying value of a reporting unit (including its goodwill), exceeds its fair value after adjusting for any impairments of long-lived assets or indefinite life intangible assets.  Goodwill impairment is measured as the excess of the carrying value of goodwill over its implied fair value which is calculated by deducting the fair value of all assets, including recognized and unrecognized intangible assets from the fair value of the reporting unit.  We have determined that our reporting units are the same as our operating segments, except for Romania (Media Pro Entertainment) which we determined to have three reporting units (Fiction, Production Services and Distribution and Exhibition).

Indefinite-lived intangible assets consist of certain acquired broadcast licenses and trademarks.  Broadcast licenses are assigned indefinite lives after consideration of the following conditions:

•	we intend to renew the licenses into the foreseeable future;

•	we have precedents of renewals or reasonable expectation of renewals;

•	we do not expect any substantial cost to be incurred as part of a future license renewal and no costs have been incurred in the renewals to date; and

•	we have not experienced any historical evidence of a compelling challenge to our holding these licenses.

Indefinite-lived intangible assets are not amortized.  We evaluate indefinite-lived intangible assets for impairment in the fourth quarter of each year, or more frequently if events or changes in circumstances indicate that the asset might be impaired. Under FAS 142 (ASC 350), an impairment loss is recognized if the carrying value of an indefinite-lived intangible asset exceeds its fair value.

Fair value is determined based on estimates of future cash flows discounted at appropriate rates and on publicly available information, where appropriate.  In the assessment of discounted future cash flows the following data is used: management plans for a period of at least five years, a terminal value at the end of this period assuming an inflationary perpetual growth rate, and a discount rate selected with reference to the relevant cost of capital.

Income Taxes

We account for income taxes under the asset and liability method as set out in FASB Statement No. 109, “Accounting for Income Taxes” (“FAS 109”) (ASC 740).  Deferred tax assets and liabilities are recognized for the expected tax consequences of temporary differences between the tax bases of assets and liabilities and their reported amounts. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which the temporary differences are expected to be recovered or settled. Valuation allowances are established when necessary to reduce deferred tax assets to amounts which are more likely than not to be realized. In evaluating the realizability of our deferred tax assets, we consider available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax planning strategies and recent financial operations.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in US$ 000’s, except share data)

In accordance with FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109 (“FIN 48”) (ASC 740), we recognize in the consolidated financial statements those tax positions determined to be “more likely than not” of being sustained upon examination, based on the technical merits of the positions.

From time to time, we engage in transactions, such as business combinations and dispositions, in which the tax consequences may be subject to uncertainty. Significant judgment is required in assessing and estimating the tax consequences of these transactions. We prepare and file tax returns based on interpretation of tax laws and regulations. In the normal course of business, our tax returns are subject to examination by various taxing authorities. Such examinations may result in future tax and interest assessments by these taxing authorities. We only recognize tax benefits taken on tax returns when we believe they are “more likely than not” of being sustained upon examination based on their technical merits. There is considerable judgment involved in determining whether positions taken on the tax return are “more likely than not” of being sustained.

We recognize, when applicable, both accrued interest and penalties related to uncertain tax positions in income tax expense in the accompanying consolidated statements of operations. The liability for accrued interest and penalties at December 31, 2009 was US$ 0.2 million and US$ 0.6 million at December 31, 2008.

Foreign Currency

Translation of financial statements

Our reporting currency and functional currency is the dollar.  The financial statements of our operations whose functional currency is other than the dollar are translated from such functional currency to dollars at the exchange rates in effect at the balance sheet date for assets and liabilities, and at weighted average rates for the period for revenues and expenses, including gains and losses.  Translational gains and losses are charged or credited to Accumulated Other Comprehensive Income/(Loss), a component of Equity.  Translation adjustments arising from intercompany financing that is in the nature of a long-term investment are accounted for in a similar manner.  At December 31, 2009, a translation loss of US$ 95.1 million (December 31, 2008: a loss of US$ 38.7 million, December 31, 2007: a gain of US$ 79.2 million) related to such intercompany financing is included in Accumulated Other Comprehensive Income/ (loss).

Transactions in foreign currencies

Gains and losses from foreign currency transactions are included in Foreign currency exchange gain/ (loss), net in the Consolidated Statement of Operations in the period during which they arise.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting year.  Actual results could differ from those estimates.

Leases

Leases are classified as either capital or operating.  Those leases that transfer substantially all benefits and risks of ownership of the property to us are accounted for as capital leases.  All other leases are accounted for as operating leases.

Capital leases are accounted for as assets and are depreciated on a straight-line basis over the shorter of the estimated useful life of the asset or the lease term.  Commitments to repay the principal amounts arising under capital lease obligations are included in current liabilities to the extent that the amount is repayable within one year; otherwise the principal is included in non-current liabilities.  The capitalized lease obligation reflects the present value of future lease payments.  The financing element of the lease payments is charged to interest expense over the term of the lease.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in US$ 000’s, except share data)

Operating lease costs are expensed on a straight-line basis over the term of the lease.

Financial Instruments

Fair value of financial instruments

The carrying value of financial instruments, including cash, accounts receivable, accounts payable, accrued liabilities, and credit facilities approximate their fair value due to the short-term nature of these items.  The fair value of our Senior Debt is included in Note 6, “Long-term Debt and other Financing Arrangements”.

Derivative financial instruments

We use derivative financial instruments for the purpose of mitigating currency risks, which exist as part of ongoing business operations.  As a policy, we do not engage in speculative or leveraged transactions, nor do we hold or issue derivative financial instruments for trading purposes.

Forward exchange contracts and currency swaps are used to mitigate exposures to currency fluctuations on certain short-term transactions generally denominated in currencies other than our functional currency.  These contracts are marked to market at the balance sheet date, and the resultant unrealized gains and losses are recorded in the Consolidated Statement of Operations, together with realized gains and losses arising on settlement of these contracts.

Stock-Based Compensation

Stock based compensation is accounted for under FASB Statement No. 123(R), “Share-Based Payment” (“FAS 123(R)”) (ASC 718), which requires the recognition of stock-based compensation at fair value. We calculate the fair value of stock option awards using the Black-Scholes option pricing model and recognize the compensation cost over the vesting period of the award.

Contingencies

Contingencies are recorded in accordance with FASB Statement No. 5, “Accounting for Contingencies” (ASC 450).   The estimated loss from a loss contingency such as a legal proceeding or claim is recorded in the Consolidated Statement of Operations if it is probable that an asset has been impaired or a liability has been incurred and the amount of the loss can be reasonably estimated.  Disclosure of a loss contingency is made if there is at least a reasonable possibility that a loss will be incurred.

Discontinued Operations

We present our results of operations, financial position and cash flows of operations that have either been sold or that meet the criteria for “held-for-sale accounting” as discontinued operations.  At the time an operation qualifies for held-for-sale accounting, the operation is evaluated to determine whether or not the carrying value exceeds its fair value less cost to sell.  Any loss as a result of carrying value in excess of fair value less cost to sell is recorded in the period the operation meets held-for-sale accounting.  Management judgment is required to (1) assess the criteria required to meet held-for-sale accounting, and (2) estimate fair value.  Changes to the operation could cause it to no longer qualify for held-for-sale accounting and changes to fair value could result in an increase or decrease to previously recognized losses.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in US$ 000’s, except share data)

In the fourth quarter of 2008, we agreed to acquire 100% of the KINO channel from our minority partners and to sell them our interest in the CITI channel. The transaction closed in February 2009.

On January 20, 2010, we entered into an agreement to sell 100% of our remaining operations in Ukraine to Harley Trading Limited, a company beneficially owned by Igor Kolomoisky, a CME Ltd. shareholder and a member of our Board of Directors. We completed the sale on April 7, 2010 for total gross proceeds of US$ 308.0 million.

The results of our operations in Ukraine were treated as discontinued operations for each period presented. See Note 19, “Discontinued Operations”.

Reclassification

Certain items in the prior years’ consolidated financial statements have been reclassified to conform with the 2009 presentation.

Advertising Costs

Advertising costs are expensed as incurred.  Advertising expense incurred for the years ending December 31, 2009, 2008 and 2007 totaled US$ 12.5 million, US$ 13.3 million and US$ 10.8 million, respectively.

Earnings Per Share

Basic net income per share is computed using the weighted-average number of common shares outstanding during the period.  Diluted net income per share is computed using the weighted-average number of common and dilutive potential common shares outstanding during the period.

Noncontrolling Interests

On January 1, 2009, we adopted FASB Statement No. 160, “Noncontrolling Interests in Consolidated Financial Statements - an Amendment of ARB No. 51” (“FAS 160”) (ASC 810), which establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary.  FAS 160 (ASC 810) clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. FAS 160 (ASC 810) also requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest.  It also requires disclosure, on the face of the consolidated statement of income, of the amounts of consolidated net income attributable to the parent and to the noncontrolling interest.  FAS 160 (ASC 810) also provides guidance when a subsidiary is deconsolidated and requires expanded disclosures in the consolidated financial statements that clearly identify and distinguish between the interests of the parent’s owners and the interests of the noncontrolling owners of a subsidiary.

On adoption of FAS 160 (AS 810) we began to attribute the net losses of our Bulgaria operations to the holders of the noncontrolling interest. This resulted in a reduction to the net loss attributable to CME Ltd. in accordance with paragraph 15 of Accounting Research Bulletin No. 51 “Consolidated Financial Statements” (“ARB 51”)(ASC 810). We had previously not attributed these losses because it would have resulted in a deficit noncontrolling interest. Had we continued to apply the previous requirements of ARB 51 (ASC 810), the impact on consolidated net income attributable to the Company and earnings per share would have been as follows:

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in US$ 000’s, except share data)

For the Year Ended December 31, 2009
Net income / (loss) attributable to CME Ltd. as reported	$(97,157)
Deduct: noncontrolling interest in income recognized since the adoption of FAS 160 (ASC 810)	(10,910)
Pro Forma net income / (loss)	$(108,067)
Net loss per share – Basic (As reported)	$(1.79)
Net loss per share – Basic (Pro Forma)	$(1.99)
Net loss per share – Diluted (As reported)	$(1.79)
Net loss per share – Diluted (Pro Forma)	$(1.99)

Other than the increases in net losses for the year ended December 31, 2009 noted above, we reclassified certain prior period balances in our Consolidated Balance Sheet, Consolidated Statement of Operations and Statement of Equity to reflect the new presentation requirements of FAS 160 (ASC 810) as shown below.

Convertible Debt

On January 1, 2009, we adopted FASB Staff Position No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement)” (“FSP APB 14-1 (ASC 470)”), which clarifies the accounting for convertible debt instruments that may be settled in cash (including partial cash settlement) upon conversion. FSP APB 14-1 (ASC 470) requires issuers to account separately for the liability and equity components of certain convertible debt instruments in a manner that reflects the issuer's non-convertible debt (unsecured debt) borrowing rate when interest cost is recognized. FSP APB 14-1 (ASC 470) requires bifurcation of a component of the debt including allocated issuance costs, classification of that component in equity and the accretion of the resulting discount on the debt and the allocated acquisition costs to be recognized as part of interest expense in the Consolidated Statement of Operations.

FSP APB 14-1 (ASC 470) requires retrospective application; therefore we restated both opening  equity in 2009 and comparative amounts for 2008 in the consolidated financial statements in 2009 to reflect revised equity and liability balances on issuance of our Convertible Notes (as defined hereinafter) of US$ 108.1 million (net of allocated acquisition costs) and US$ 364.2 million, respectively.

The impact on the 2008 comparative amounts for the year ended December 31, 2008 of the adoption of both FSP APB 14-1 (ASC 470) and FAS 160 (ASC 810) and reflecting the Ukraine operations as discontinued was as follows:

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in US$ 000’s, except share data)

		Impact of adopting			As Adjusted
	As reported	FSP APB 14-1 (ASC 470)	FAS 160 (ASC 810)	Discontinued Operations
Consolidated Statement of Operations

	For the Year Ended December 31, 2008
Interest expense	$(68,475)	$(14,006)	$-	94	$(82,387)
Noncontrolling interest in income of consolidated subsidiaries (1)	(2,071)	-	4	-	(2,067)
Net (loss) / income	$(255,544)	$(14,006)	$4	-	$(269,546)

Net loss per share
Net loss (Basic)	$(6.04)	$(0.33)	$0.00	$0.00	$(6.37)
Net loss (Diluted)	$(6.04)	$(0.33)	$0.00	$0.00	$(6.32)
		As at December 31, 2008
		Impact of adopting			As Adjusted
	As reported	FSP APB 14-1 (ASC 470)	FAS 160 (ASC 810)	Discontinued Operations
Consolidated Balance Sheet
Other current assets	$98,725	$(639)	$-	(16,342)	$81,744
Other non-current assets	20,743	(1,478)	-	(106)	19,156
Senior Debt (Note 6)	1,024,721	(96,196)	-	-	928,525
Additional paid-in capital	1,018,532	108,085	-	-	1,126,617
Accumulated deficit	(224,086)	(14,006)	1,256	-	(236,836)
Accumulated Other Comprehensive Income	$203,346	$-	$(1,256)	-	$202,090

(1) As required by FAS 160 (ASC 810), minority interest in income of consolidated subsidiaries was renamed “Net income attributable to noncontrolling interests”. We also reclassified the associated Minority Interest account in the Consolidated Balance Sheet into Equity and renamed it “Noncontrolling interests”.

Business Combinations

On January 1, 2009, we adopted FASB Statement No. 141(R), “Business Combinations” (“FAS 141(R)”) (ASC 805), which establishes principles and requirements for how the acquirer:  (a) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; (b) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and (c) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination.  FAS 141(R) (ASC 805) requires contingent consideration to be recognized at its fair value on the acquisition date and, for certain arrangements, changes in fair value to be recognized in earnings until settled.  FAS 141(R) (ASC 805) also requires acquisition-related transaction and restructuring costs to be expensed rather than treated as part of the cost of the acquisition.  FAS 141(R) (ASC 805) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008.  Because the requirements of FAS 141(R) (ASC 805) are largely prospective, its adoption did not have a material impact on our financial position or results of operations. However, we recognized an expense of approximately US$ 0.9 million in the fourth quarter of 2008 for acquisition costs incurred on potential acquisitions that did not complete prior to December 31, 2008 and for which capitalization is prohibited under FAS 141(R) (ASC 805).

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in US$ 000’s, except share data)

On January 1, 2009, we adopted the Emerging Issues Task Force (“EITF”) consensus on Issue No. 08-7, “Accounting for Defensive Intangible Assets” (“EITF 08-7”) (ASC 350). The consensus addresses the accounting for an intangible asset acquired in a business combination or asset acquisition that an entity does not intend to use or intends to hold to prevent others from obtaining access (a defensive intangible asset). Under EITF 08-7 (ASC 350), a defensive intangible asset would need to be accounted for as a separate unit of accounting and would be assigned a useful life based on the period over which the asset diminishes in value. EITF 08-7 (ASC 350) was effective for transactions occurring after December 31, 2008. The adoption of this standard did not have a material impact on our financial position or results of operations.

On January 1, 2009, we adopted FASB Staff Position No. FAS 142-3 “Determination of the Useful Life of Intangible Assets,” (“FSP FAS 142-3”) (ASC 350) which aims to improve consistency between the useful life of a recognized intangible asset under FASB Statement No. 142 “Goodwill and Other Intangible Assets” and the period of expected cash flows used to measure the fair value of the asset under FAS 141 (R) (ASC 350), especially where the underlying arrangement includes renewal or extension terms. FSP FAS 142-3 (ASC 350) was effective prospectively for fiscal years beginning after December 15, 2008. The adoption of FSP FAS 142-3 (ASC 350) did not have a material impact on our financial position or results of operations.

On January 1, 2009, we adopted the EITF consensus on Issue No. 08-6, “Equity Method Investment Accounting Considerations” (“EITF 08-6”) (ASC 323) which addresses certain effects of FAS 141(R) (ASC 805) and FAS 160 (ASC 810) on an entity’s accounting for equity-method investments. The consensus indicates, among other things, that transaction costs for an investment should be included in the cost of the equity-method investment (and not expensed) and shares subsequently issued by the equity-method investee that reduce the investor’s ownership percentage should be accounted for as if the investor had sold a proportionate share of its investment, with gains or losses recorded through earnings. EITF 08-6 (ASC 323) is effective for transactions occurring after December 31, 2008. The adoption of this standard did not have a material impact on our financial position or results of operations.

Derivative Disclosure

On January 1, 2009, we adopted FASB Statement No. 161 “Disclosures About Derivative Instruments and Hedging Activities an Amendment of FASB Statement No. 133” (“FAS 161”) (ASC 815) which enhances the disclosure requirements about derivatives and hedging activities. FAS 161 (ASC 815) requires enhanced narrative disclosure about how and why an entity uses derivative instruments, how they are accounted for under FASB Statement No. 133 “Accounting for Derivative Instruments and Hedging Activities” (“FAS 133”) (ASC 815), and what impact they have on financial position, results of operations and cash flows. FAS 161 (ASC 815) is effective for fiscal years, and interim periods within those fiscal years, beginning on or after November 15, 2008. The adoption of FAS 161 (ASC 815) did not have a material impact on our financial position or results of operations.

Subsequent Events

In May 2009, we adopted, FASB Statement No. 165, “Subsequent Events” (“FAS 165”) (ASC 855). FAS 165 (ASC 855) stipulates the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements and the disclosures that an entity should make about events or transactions that occurred after the balance sheet date including a requirement to disclose the date through which they have evaluated subsequent events and whether the date corresponds with the release of their financial statements. FAS 165 (ASC 855) was effective for interim and annual periods ending after June 15, 2009. The adoption of FAS 165 (ASC 855) did not have a material impact on our financial position or results of operations.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in US$ 000’s, except share data)

Recent Accounting Pronouncements

In June 2009, the FASB issued FASB Statement No. 167, “Amendments to FASB Interpretation No. 46R” (“FAS 167”) (ASC 810). FAS 167 (ASC 810) amends FIN 46(R) (ASC 810) to require an analysis to determine whether a variable interest gives the entity a controlling financial interest in a variable interest entity. This statement requires an ongoing reassessment and eliminates the quantitative approach previously required for determining whether an entity is the primary beneficiary. FAS 167 (ASC 810) is effective for fiscal years beginning after November 15, 2009 and early adoption is prohibited. We are currently evaluating the impact of adopting this standard on our financial position and results of operations.

In June 2009, the FASB issued FASB Statement No. 166, “Accounting for Transfers of Financial Assets” (“FAS 166”) (ASC 860). FAS 166 removes the concept of a qualifying special-purpose entity from FASB Statement No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities” (“FAS 140”) (ASC 860) and removes the exception from applying FASB Interpretation No. 46 (revised, December 2003), “Consolidation of Variable Interest Entities” (“FIN 46(R)”) (ASC 810). This statement also clarifies the requirements for isolation and limitations on portions of financial assets that are eligible for sale accounting. FAS 166 (ASC 860) is effective for fiscal years beginning after November 15, 2009. We are currently evaluating the impact of adopting this standard on our financial position and results of operations.

In January 2010, the FASB issued Accounting Standard Update (“ASU”) 2010-2, “Accounting and Reporting for Decreases in Ownership of a Subsidiary — a Scope Clarification”. The ASU clarifies the scope of the decrease in ownership provisions of ASC 810-10 (previously FASB Statement No. 160, “Noncontrolling Interests in Consolidated Financial Statements”). ASU 2010-2 expands the scope of the noncontrolling interest standard to include subsidiaries and groups of assets that are businesses or are nonprofit activities. Accordingly, more disposal transactions will be subject to the full gain and loss recognition requirements in the consolidation guidance of ASC 810-10. There is, however an exception for transactions that qualify as partial sales of in-substance real estate even if these transactions involve businesses. Finally, the ASU expands the required disclosures upon deconsolidation of a subsidiary. The ASU’s amendments are effective in the beginning of the period in which an entity adopts Statement 160. The retrospective adoption of ASU 2010-2 for the year ended December 31, 2009 did not have a material impact on our financial position and results of operations.

In January 2010, the FASB issued ASU 2010-06, “Improving Disclosures about Fair Value Measurements”. This ASU amends Subtopic 820-10 (previously FASB Statement No. 157) and requires new disclosures related to transfers into and out of Levels 1 and 2 and separate disclosures related to purchases, sales, issuances and settlements in the roll forward for Level 3 inputs. The update also clarifies existing guidance for fair value measurements for each class of assets and liabilities as well as for disclosures about inputs and valuation techniques. ASU 2010-06 is effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures related to purchases, sales, issuances and settlements in the roll forward for Level 3 inputs which are effective for interim and annual reporting periods beginning after December 15, 2010. The adoption of this update related to the Level 1 and 2 inputs did not impact our financial position or results of operations. We do not expect there to be an impact on our financial position or results of operations related to the Level 3 inputs upon implementation in the annual period ending December 31, 2010.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in US$ 000’s, except share data)

3.  ACQUISITIONS AND DISPOSALS

Acquisition of Media Pro Entertainment

In order to progress our strategy to become a vertically integrated media company, on December 9, 2009, we acquired the companies comprising Media Pro Entertainment (“MPE”) from Media Pro Management S.A. and Metrodome B.V., together “Media Pro”, two companies beneficially owned by Adrian Sarbu, our President and Chief Executive Officer and member of our Board of Directors since December 8, 2009. We purchased 100% of each of Media Pro Pictures S.A. (“Media Pro Pictures”), Pro Video s.r.l., Media Pro Music and Entertainment s.r.l., Media Pro Distribution s.r.l., Hollywood Multiplex Operations s.r.l. and Media Pro Pictures s.r.o., as well as the 92.2% interest that Media Pro Pictures holds in Media Pro Studios (Studiorile) S.A. and the 51% interest that Media Pro Pictures holds in Domino Production s.r.l. MPE produces and distributes television and film content and owns studio and production facilities and cinemas in Central and Eastern Europe.

We are integrating our existing fiction, reality and entertainment television production units with the acquired Media Pro Entertainment entities to create a dedicated content division to be called Media Pro Entertainment consisting of fiction, reality and entertainment production services and distribution operations across all of our territories. This acquistion provides us with a proven source of contents which will alllow us to create new content and further diversify our revenue streams.  This acquisition is expected to deliver significant synergies over the medium-term, including in cost, quality and availability of local production for our broadcast operations.

Total consideration comprised US$ 10.0 million in cash, 2.2 million shares of our Class A Common Stock (with a fair value of US$ 55.4 million at the date of acquisition) and warrants to purchase an additional 850,000 shares of our Class A common stock at an excercise price of US$ 21.75 per share (valued at US$ 13.8 million at the date of acquisition). In connection with the acquisition, we transferred our 10.0% interest in Metrodome B.V. and our 8.7% interest in Media Pro Management S.A. to Mr. Sarbu for no additional consideration, together valued at US$ 19.2 million at the date of acquisition.

We measured the fair value of the warrants using the Black Scholes method using the following assumptions.

Market Price	$25.20
Exercise Price	$21.75
Expected Term	6 years
Volatility	67.8%
Dividend Rate	0%
Risk Free Rate	1.67%
Warrant value	$16.198
Total Value	$13,768

At the date of the acquisition, we determined that the warrants met the definition of an equity instrument within the scope of EITF Issue No. 00-19 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock” (“EITF 00-19”) (ASC 480) and consequently recognized them on issuance at fair value within Additional Paid-In Capital. Subsequent changes in fair value have not been, and will not be, recognized as long as the instruments continue to be classified within Equity.

We performed a preliminary fair value exercise to allocate the purchase price to the acquired assets and liabilities and separately identifiable intangible assets as at December 9, 2009, which is complete with the exception of a final review of certain tax positions. We expect to finalize the purchase price allocation in the first quarter of 2010.The following table summarizes the preliminary fair values of the assets acquired and liabilities assumed at the date of acquisition:

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in US$ 000’s, except share data)

Fair Value on Date of Acquisition (in US$’000’s)

Cash and cash equivalents	$6,638
Property, plant and equipment	79,588
Program rights	17,802
Trademarks	7,254
Other intangible assets subject to amortization (1)	4,992
Deferred tax assets	11,960
Deferred tax liabilities	(18,812)
Other net liabilities	(53,933)
Noncontrolling interest	(4,067)
Goodwill (2)	47,023
Total purchase price	$98,445

(1) The other intangible assets subject to amortization consist of favorable lease agreement and a contract to distribute Warner Brothers exclusively in Hungary and Romania which are being amortized over the life of the lease and the contract using the effective interest method.
(2) No goodwill is expected to be deductible for tax purposes.

Acquisition of Televideo

On September 2, 2009, we acquired the remaining 80% ownership interest in Televideo for cash consideration of EUR 1.2 million (approximately US$ 1.7 million at the date of acquisition). Televideo operates the TV PIKA channel, a female-orientated general cable channel. In connection with this transaction we allocated EUR 0.2 million (approximately US$ 0.3 million) to trademarks and EUR 1.7 million (approximately US$ 2.4 million) to goodwill.

Acquisition of KINO noncontrolling interest

In the fourth quarter of 2008, in accordance with our stated objectives of establishing multi-channel broadcasting platforms in all of our markets and acquiring the remaining noncontrolling interests in our channels, we reached an agreement with our minority partners to acquire 100.0% of the KINO channel and to transfer to them our interest in the CITI channel, a local station that broadcasts in the Kiev region. In connection with this agreement, we segregated the broadcasting licenses and other assets of the KINO channel and transferred them to Gravis-Kino, a new entity spun off from Gravis LLC (“Gravis”), which previously operated both the KINO and the CITI channels.  Between January 14, 2009 and February 10, 2009, we acquired a 100.0% interest in the KINO channel by acquiring from our minority partners their interests in Tor, Zhysa, TV Stimul, Ukrpromtorg-2003 LLC and Gravis-Kino and selling to them for a de minimis amount our interest in Gravis, which owns the broadcasting licenses and other assets of the CITI channel. The total consideration paid by us for these interests was US$ 10.0 million, including a payment of US$ 1.5 million for the use of studios, offices and equipment of Gravis and the provision of other transitional services through December 31, 2009. In addition, on February 10, 2009, we acquired from an entity controlled by Alexander Tretyakov, our former partner in KINO and CITI, a 10.0% ownership interest in Glavred-Media LLC (“Glavred”) for US$ 12.8 million. Glavred owns a number of websites and print publications as well as a radio station. Igor Kolomoisky, a shareholder and member of our Board of Directors, indirectly holds a 90% interest in Glavred.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in US$ 000’s, except share data)

We concluded that these transactions should be accounted for together as the acquisition of a noncontrolling interest in a subsidiary where control is maintained under FAS 160 (ASC 810). Accordingly we recognized the excess of the fair value of the consideration over the adjustment to noncontrolling interest as an adjustment to additional paid-in capital.

The amounts allocated to consideration for KINO totaled approximately US$ 23.9 million, represented by the fair value of the net assets of the CITI channel transferred (US$ 1.1 million), cash payments of US$ 8.5 million for the equity interests, US$ 1.5 million for transitional services, and the US$ 12.8 million we paid for the investment in Glavred, which we concluded formed part of the consideration. We determined the Glavred investment to have a fair value of US$ nil at the date of acquisition.

The balance of noncontrolling interest recorded at the date of acquisition was US$ nil because the operations had been loss-making. Therefore, the full consideration of US$ 23.9 million was recognized as a reduction to equity.

Disposal of operations in Ukraine

We completed the sale of our former operations in Ukraine to Harley Trading Limited, a company beneficially owned by Igor Kolomoisky, a CME Ltd. shareholder and a member of our Board of Directors on April 7, 2010 for total gross proceeds of $308.0 million (see Note 19, “Discontinued Operations”).

4.  GOODWILL AND INTANGIBLE ASSETS

Our goodwill and intangible assets are the result of acquisitions in Croatia, the Czech Republic, Romania, the Slovak Republic and Slovenia. No goodwill is expected to be deductible for tax purposes.

Goodwill:

Goodwill by reporting unit as at December 31, 2009, 2008 and 2007 is summarized as follows:

	Bulgaria	Croatia	Czech Republic	Romania	Slovak Republic	Slovenia	TOTAL

Gross balance, Dec 31, 2007	$-	$11,227	$951,286	$74,667	$57,635	$18,393	$1,113,208
Accumulated impairment losses	-	(10,454)	-	-	-	-	(10,454)
Net balance, Dec 31, 2007	-	773	951,286	74,667	57,635	$18,393	1,102,754
Additions	74,137	-	-	2,394	-	-	76,531
Allocation/Adjustment	-	-	-	(525)	-	-	(525)
Impairment charge	(64,044)	-	-	-	-	-	(64,044)
Foreign currency movement	(10,093)	(34)	(62,350)	(4,200)	4,007	(1,005)	(73,675)
Net balance, Dec 31, 2008	$-	$739	$888,936	$72,336	$61,642	$17,388	$1,041,041
Gross balance, Dec 31, 2008	64,044	11,193	888,936	72,336	61,642	17,388	$1,115,539
Accumulated impairment losses	(64,044)	(10,454)	-	-	-	-	(74,498)

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in US$ 000’s, except share data)

	Bulgaria	Croatia	Czech Republic	Romania	Slovak Republic	Slovenia	Media Pro Entertainment (1)	TOTAL

Gross balance, Dec 31, 2008	$64,044	$11,193	$888,936	$72,336	$61,642	$17,388	$-	$1,115,539
Accumulated impairment losses	(64,044)	(10,454)	-	-	-	-	-	(74,498)
Net balance, Dec 31, 2008	$-	$739	$888,936	$72,336	$61,642	$17,388	$-	$1,041,041
Additions	-	-	-	-	-	2,439	47,023	49,462
Foreign currency movement	-	18	47,332	(2,511)	1,348	571	(988)	45,770
Net balance, Dec 31, 2009	-	$757	936,268	69,825	62,990	20,398	46,035	$1,136,273
Gross balance, Dec 31, 2009	$64,044	11,211	936,268	69,825	62,990	20,398	46,035	$1,210,771
Accumulated impairment losses	(64,044)	(10,454)	-	-	-	-	-	$(74,498)

(1) We have determined that MPE has three reporting units: Fiction, Production services and Distribution. As a result of the acquisition of MPE, goodwill was allocated to each of the three reporting units based on the relative enterprise value of each reporting unit. The enterprise value of each reporting unit was based on discounted cash flow modes for each reporting unit.

	Net balance, December 31, 2008	Additions	Foreign currency movement	Net balance, December 31, 2009
Fiction	$-	$18,935	$(398)	$18,537
Production services	-	10,164	(214)	9,950
Distribution and Exhibition	-	17,924	(376)	17,548
TOTAL MPE	$-	$47,023	$(988)	$46,035

Broadcast licenses and other intangible assets:

The net book value of our broadcast licenses and other intangible assets as at December 31, 2009 and 2008 is summarized as follows:

	Indefinite-Lived Broadcast Licenses	Amortized Broadcast Licenses	Trademarks	Customer Relationships	Other	Total
Balance, December 31, 2007	$50,748	$184,796	$60,084	$73,267	$2,145	$371,040
Reallocation (1)	-	-	-	-	624	624
Additions	14,177	95,115	11,527	8	7,473	128,300
Impairment	-	-	(222)	-	(625)	(847)
Amortization	-	(23,604)	(1,054)	(8,122)	(1,084)	(33,864)
Foreign currency movements	(5,069)	(18,630)	(3,478)	2,570	(1,042)	(25,649)
Balance, December 31, 2008	$59,856	$237,677	$66,857	$67,723	$7,491	$439,604
Additions	-	-	7,543	-	4,992	12,535
Impairment	-	(75,788)	(76)	-	(4,882)	(80,746)
Amortization	-	(11,418)	(501)	(7,207)	(793)	(19,919)
Foreign currency movements	(1,350)	2,017	757	861	(516)	1,769
Balance, December 31, 2009	$58,506	$152,488	$74,580	$61,377	$6,292	$353,243

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in US$ 000’s, except share data)

(1) At December 31, 2007 we had not completed our purchase price allocation of MTS in Romania. The carrying value of other intangible assets was adjusted during the first quarter of 2008 to reflect the final value of our Trademark and Programming Agreement with MTV NE which allows MTS access to MTV programming and to use the MTV name.

Our broadcast licenses in Croatia, Romania and Slovenia have indefinite lives because we expect the cash flows generated by those assets to continue indefinitely.  These licenses are subject to annual impairment reviews.  The licenses in Ukraine have economic useful lives between, and are amortized on a straight-line basis over, two and eighteen years.  Licenses in the Czech Republic have an economic useful life of, and are amortized on a straight-line basis over, twenty years.  The license in the Slovak Republic has an economic useful life of, and is amortized on a straight-line basis over, thirteen years.

Customer relationships are deemed to have an economic useful life of, and are amortized on a straight-line basis over, five to fourteen years.  Trademarks have an indefinite life, with the exception of those acquired trademarks which we do not intend to use, which have an economic life of, and are being amortized over, between two and five years using the declining balance method.

The gross value and accumulated amortization of broadcast licenses and other intangible assets was as follows at December 31, 2009 and December 31, 2008:

	December 31, 2009	December 31, 2008

Gross value	$405,140	$470,151
Accumulated amortization	(110,403)	(90,403)
Net book value of amortized intangible assets	$294,737	$379,748
Indefinite-lived broadcast licenses	58,506	59,856
Total broadcast licenses and other intangible assets, net	$353,243	$439,604

The estimated future amortization expense for our intangible assets with finite lives as of December 31, 2009 is as follows:

2010	$26,346
2011	29,159
2012	28,557
2013	28,509
2014	28,773

Impairment charges:

Summary.

We recognized the following impairment charges in respect of goodwill, indefinite-lived intangible and long-lived assets in the year ended December 31, 2009:

	Amortized Trademarks	Amortized Broadcast Licenses	Other Intangible Assets	Other Assets	Total
Bulgaria	$76	$75,788	$4,882	$1,097	$81,843

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in US$ 000’s, except share data)

We recognized the following impairment charges in respect of goodwill, indefinite-lived intangible and long-lived assets in the year ended December 31, 2008. We did not recognize any impairment charges in 2007.

	Long-Lived Assets			Goodwill and Indefinite-Lived Intangible Assets
	Amortized Trademarks	Amortized Broadcast Licenses	Other Intangible Assets	Indefinite-Lived Trademarks	Goodwill	Total
Bulgaria – continuing operations	$222	$-	$625	$-	$64,044	$64,891
Ukraine – discontinued operations (Note 19)	-	637	-	8,481	262,743	271,861
Total	$222	$637	$625	$8,481	$326,787	$336,752

Process of reviewing goodwill, indefinite-lived intangible assets and long-lived assets for impairment

We review both goodwill and indefinite-lived intangible assets for impairment in the fourth quarter of each year under FASB Statement No. 142 “Goodwill and Other Intangible Assets” (“FAS 142”) (ASC 350).  Goodwill is evaluated at the reporting unit level and each indefinite-lived intangible asset is evaluated individually. Long-lived assets are evaluated at the asset group level under FASB Statement No. 144 “Accounting for the Impairment and Disposal of Long-Lived Assets” (“FAS 144”) (ASC 360) when there is an indication that they may be impaired.

Whenever events occur which suggest any assets in a reporting unit may be impaired an evaluation of the goodwill and indefinite-lived intangible assets, together with the associated long-lived assets of each asset group, is performed. Outside our annual review, there are a number of factors which could trigger an impairment review and these could include:

•	under-performance of operating segments or changes in projected results;
•	changes in the manner of utilization of an asset;
•	severe and sustained declines in the traded price of our Class A common stock that are not attributable to factors other than the underlying value of our assets;
•	negative market conditions or economic trends; and
•	specific events, such as new legislation, new entrants, changes in technology or adverse legal judgments that we believe could have a negative impact on our business.

Goodwill is evaluated for impairment at the reporting unit level. We have determined that each of our operating segments is a reporting unit, with the exception of Romania (Media Pro Entertainment), which we determined to have three reporting units as disclosed above. Long-lived assets are evaluated at the asset group level and we have determined that, with the exception of Bulgaria, each reporting unit is also an asset group because they are the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. In Bulgaria, there are two asset groups, RING.BG and PRO.BG.

In testing the goodwill of each reporting unit, the fair value of the reporting unit is compared to the carrying value of its assets, including goodwill. If the fair value of the reporting unit is less than its carrying value, the fair value of the reporting unit is then measured against the fair value of its underlying assets and liabilities, excluding goodwill, to estimate an implied fair value of the reporting unit’s goodwill. An impairment loss is recognized for any excess of the carrying value of the reporting unit’s goodwill over the implied fair value of that goodwill after adjusting for any impairment of indefinite-lived intangible assets or long-lived assets.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in US$ 000’s, except share data)

Indefinite-lived intangible assets are evaluated for impairment by comparing the fair value of the asset to its carrying value. Any excess of the carrying value over the fair value is recognized as an impairment charge.

Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset group to our estimate of the undiscounted future cash flows we expect that asset group will generate. If the carrying amount of an asset exceeds our estimate of its undiscounted future cash flows, an impairment charge is recognized equal to the amount by which the carrying amount exceeds the fair value of the respective asset.

Assessing goodwill, indefinite-lived intangible assets and long-lived assets for impairment is a complex iterative process that requires significant judgment and involves a great deal of detailed quantitative and qualitative business-specific analysis and many individual assumptions which fluctuate with the passage of time.

Our estimate of the cash flows our operations will generate in future periods forms the basis for most of the significant assumptions inherent in our impairment reviews. Our expectations of these cash flows are developed during our long- and short-range business planning processes, which are designed to address the uncertainties inherent in the forecasting process by capturing a range of possible views about key trends which govern future cash flow growth.

Historically, the overall cash flow growth rates achieved by our operations have not provided a good indication of future cash flows. This is largely because the markets in which we operate are relatively new and have experienced high levels of growth as advertising markets became rapidly established. Instead, we have observed over many years a strong positive correlation between the macro economic performance of our markets and the size of the television advertising market and ultimately the cash flows we generate. With this in mind, we have placed a high importance on developing our expectations for the future development of the macro economic environment in general and the advertising market and our share of it in particular. While this has involved an appreciation of historical trends, we have placed a higher emphasis on forecasting these market trends, which has involved detailed review of macro-economic data, a range of both proprietary and publicly-available estimates for future market development, and a process of on-going consultation with local management.

At present, future macro economic developments in our markets are still uncertain. There are a wide range of economic forecasts which generally anticipate continued declines in the size of television advertising markets in the countries in which we operate before they begin to recover in 2010. Some of the key assumptions underpinning these forecasts include the size of the absolute reduction in the television advertising market during the economic downturn, the point at which growth will resume and the speed with which historical levels of demand will be achieved. In developing our forecasts of future cash flows we take into account available external estimates in addition to considering developments in each of our markets, which provide direct evidence of the state of the market and future market development. In concluding whether a goodwill impairment charge is necessary, we perform the impairment test under a range of possible scenarios. In order to check the reasonableness of the fair values implied by our cash flow estimates we also calculate the value of our Class A common stock implied by our cash flow forecasts and compare this to actual traded values.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in US$ 000’s, except share data)

In evaluating our goodwill, indefinite-lived intangible assets and long-lived assets for impairment we use the following valuation methods:

Measurement	Valuation Method
Recoverability of cash flows	Undiscounted future cash flows
Fair value of broadcast licenses	Build-out method
Fair value of trademarks	Relief from royalty method
Fair value of reporting units	Discounted cash flow model

In all cases, each method involves a number of significant assumptions over an extended period of time which could materially change our decision as to whether assets are impaired. The most significant of these assumptions, and the extent to which they changed between the first quarter impairment review, the second quarter impairment review and the annual impairment review done in the fourth quarter are discussed below:

•
Cost of capital: The cost of capital reflects the return a hypothetical market participant would require for a long-term investment in an asset and can be viewed as a proxy for the risk of that asset. We calculate the cost of capital according to the Capital Asset Pricing Model using a number of assumptions, the most significant of which is a Country Risk Premium (“CRP”). The CRP reflects the excess risk to an investor of investing in markets other than the United States and generally fluctuates with expectations of changes in a country’s macro economic environment. The costs of capital that we have applied in all reporting units since the end of 2008 have been very high compared to historic levels, which we believe represents a fundamental re-pricing of the perceived risk of investing in emerging markets. We observed a reduction in costs of capital between the first quarter impairment review and the second quarter impairment review in response to reductions in the CRP, which have decreased across emerging market economies due to a narrowing of the relative spread between yields on developed and emerging market debt, as the risk differential between these is perceived by market participants to have diminished. There was a negligible change in the cost of capital used between the second quarter impairment review and fourth quarter annual impairment review.

•
Growth rate into perpetuity: reflects the level of economic growth in each of our markets from the last forecasted period into perpetuity and is the sum of an estimated real growth rate, which reflects our belief that macro economic growth in our markets will eventually converge to western European markets, and long term expectations for inflation. Our estimates of these rates are based on observable market data and have not changed.

•
Total advertising market: The size of the television advertising market effectively places an upper limit on the advertising revenue we can expect to earn in each country. Our estimate of the total advertising market is developed from a number of external sources, in combination with a process of on-going consultation with local management. In our second quarter impairment review, we reduced our forecast of the absolute size of the television advertising markets compared to the first quarter impairment review. In our annual impairment review performed in the fourth quarter, we marginally increased our size of the television advertising markets based on our expectation of higher growth rates as the markets begin to recover.

•
Market share: This is a function of the audience share we expect our stations to generate, and the relative price at which we can sell advertising. Our estimate of the total advertising market is developed from a number of external sources, in combination with a process of on-going consultation with local management. In general, in the second quarter impairment review we forecast that our levels of market share will be comparable to, or slightly higher than we assumed in the first quarter impairment review to reflect recent improvements in our audience share. In our annual impairment review, we forecast our market share to be lower than our assumptions in the second quarter as a result of increased competition.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in US$ 000’s, except share data)

•
Forecast operating costs: The level of cash flow generated by each operation is ultimately governed by the extent to which we manage the relationship between revenues and costs. We forecast the level of operating costs by reference to (a) the historical absolute and relative levels of costs we have incurred in generating revenue in each station, (b) the operating strategy of each business and (c) specific forecast costs to be incurred. With the exception of the Czech Republic, where costs were reduced, in the second quarter impairment review we forecast that operating costs will be comparable or slightly higher in comparison with our assumptions in the first quarter impairment review, to reflect the increased EBITDA margins we had experienced in some operations compared to previous forecasts as we have reduced costs. In the annual impairment review, we forecast our operating costs to be comparable, or slightly lower in comparison with our second quarter assumptions to reflect further cost reductions we initiated.

•
Forecast capital expenditure: The size and phasing of capital expenditure, both recurring expenditure to replace retired assets and investments in new projects, has a significant impact on cash flows. We forecast the level of future capital expenditure based on current strategies and specific forecast costs to be incurred. In line with our ongoing efforts to protect our operating margins, the absolute levels of capital expenditure forecast remained broadly constant between the first, second and fourth quarter impairment reviews, however certain investment cash flows were delayed, with a consequent marginal positive impact on the fair value of the reporting units.

Impairment reviews during 2009 and charges recognized

A number of events occurred since the annual impairment review performed in the fourth quarter of 2008 that suggested the need for further impairment testing in the first two quarters of 2009 which resulted in additional impairment charges:

•
a continued reduction in the short and medium economic projections for our markets by external analysts fuelled by a widespread perception that Central and Eastern Europe had been heavily impacted by the global economic crisis and growing sentiment that recovery would take longer than expected;

•
increasing reluctance of advertisers to make spending commitments, which had a larger than expected impact on both the proportion of our advertising inventory we could sell and a reduction in the prices we could achieve;

•	continued significant volatility in the price of shares of our Class A common stock, particularly during the first quarter of 2009;
•	historically high sovereign debt yields in our markets, suggesting a fundamental re-pricing of risk by investors; and
•	an escalation of the economic crisis in Ukraine, including the downgrading of its sovereign credit rating to CCC+ by Standard & Poors.

All of these factors were felt most acutely in the first quarter of 2009. The second quarter saw a slight improvement in some macro economic indicators, which continued into the second half of 2009.

During the three months ended March 31, 2009, the price of our Class A common stock decreased from a high of US$ 22.73 per share to a low of US$ 4.86 per share. In addition, when we updated our medium and long-term forecast models at March 31, 2009, we determined that the forecast future cash flows of all of our stations had decreased compared to our previous estimates. We concluded that together these two events constituted an indicator of possible impairment in all reporting units and asset groups and it was therefore necessary to review them for impairment under FAS 142 (ASC 350) and FAS 144 (ASC 360) (the “first quarter impairment review”).

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in US$ 000’s, except share data)

Upon reviewing all of our long-lived assets, indefinite-lived intangible assets and goodwill in the first quarter impairment review, we concluded that a charge was required to impair long-lived assets in Bulgaria. In all other cases, the extent to which the respective assets tested passed the impairment test had reduced since they were previously tested for impairment in the fourth quarter of 2008. In the Czech Republic this decline had caused the result of the goodwill impairment test to be particularly close, as discussed below.

Although the price of our Class A common stock recovered during the three months ended June 30, 2009, the financial performance of our stations continued to decline, which caused us to revise our medium and long-term forecast models once more. We concluded that this constituted an indicator of possible impairment in all reporting units and asset groups and it was therefore necessary to perform another impairment review (the “second quarter impairment review”).

Upon performing the second quarter impairment review we concluded that no further impairment charges were required. In most reporting units, the extent to which the respective assets passed the impairment test had remained comparable or increased, largely as a result of falls in the return required by investors, and we concluded no further impairment charges were required. In the Czech Republic the excess of fair value over carrying value had increased and this is discussed further below.

There were no further indicators of impairment in the third or fourth quarter of 2009. However, we performed our annual impairment review in accordance with FAS 142 (ASC 350) in the fourth quarter of 2009. Market participants’ sentiment about the future economic performance of our markets in general, and our ability to capitalize on our competitive position in particular, appeared to improve by the time of our annual impairment review. At the same time, the financial performance of our stations began to stabilize. We therefore concluded that there was no further impairment.

Bulgaria

We revised our estimates of future cash flows in our Bulgaria operations at the time of the first quarter impairment review to reflect our revised expectations of a heavier contraction in the advertising market in 2009, lower growth in future years and a more prolonged downturn. In addition, Bulgaria has been heavily impacted by the global economic crisis, which has been reflected in the returns expected by investors to reflect the increased actual and perceived risk of investing in Bulgaria continuing to be higher than their historical norms. We concluded that long-lived assets in the Pro.bg asset group were no longer recoverable and recorded a charge to write them down to their fair value of US$ nil.

Czech Republic

In the first quarter impairment review, we concluded that our Czech Republic reporting unit passed the first stage of the impairment test for goodwill, but that its fair value had declined significantly since we tested it for impairment in the fourth quarter of 2008 and was very close to its carrying value. This decline in value was due to reductions in our cash flow forecasts to reflect the fact that uncertainties over the macro economic environment had caused international advertisers to become increasingly reluctant to make spending commitments. This reluctance caused a contraction in the overall size of the advertising market which manifested itself as a worse-than-expected decline in both the level of advertising inventory our operations were able to sell and the prices at which it could be sold.

In the second quarter impairment review we concluded that the fair value of the reporting unit had increased marginally, while the carrying value of the reporting unit had reduced, resulting in a higher excess of fair value over carrying value. The main reason for the increase in the fair value of the reporting unit was a reduction in the cost of capital applied to reflect a slightly lower perceived risk among investors in investing in the Czech Republic, which in turn reflected marginally more encouraging macro economic conditions in the Czech Republic in the second quarter of 2009 in comparison with the first quarter. This slight improvement in discount factor was commensurate with the higher average price for our Class A common stock in the second quarter of 2009 than the first quarter. The improvement in the discount factor was partially offset by slight downward revisions to our expectations of cash flows for our Czech Republic operations to reflect their continuing decline in financial performance in the first half of 2009.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in US$ 000’s, except share data)

In the fourth quarter annual impairment review, we concluded that the fair value of the Czech Republic reporting unit had increased appreciably from the second quarter impairment review resulting in a much higher excess of fair value over carrying value. In general, this was primarily due to an upward revision to our expected cash flows as a result of a more positive outlook in the market and the pace and timing of the recovery in the market.

Impairment reviews during 2008 and charges recognized

At the time of our annual impairment review in 2008, there was a growing uncertainty in all of our markets over future growth or contraction in the advertising markets, a rapid deepening of the global economic crisis, including a widespread withdrawal of investment funding from the Central and Eastern European markets and companies with investments in them, particularly Ukraine, Bulgaria and Romania. Significant and rapid falls in the price of our shares of Class A common stock, beyond the point at which the carrying value of our net assets exceeded the market value of our shares, an unprecedented spike in sovereign debt yields in our markets, suggesting a fundamental re-pricing of risk by investors; and an escalation of the economic and political crisis in Ukraine following its receipt of a US$ 16.5 billion emergency loan from the IMF, including a dispute with Russia over natural gas supplies.

Bulgaria

We revised our cash flow projections for Bulgaria to reflect revised expectations of contraction in the advertising market in 2009 and lower growth in future years as a result of the global economic crisis and the increased actual and perceived risk of investing in Bulgaria. We concluded that long-lived assets in the Ring TV asset group were not recoverable and recorded a charge of US$ 0.9 million to write them down to their fair value of US$ nil. Assets in the Pro.bg asset group were recoverable so no impairment charge was recorded although these amounts were subsequently impaired. In addition, we recorded a charge of US$ 64.0 million to write off goodwill because the fair value of the business did not exceed the combined fair value of the assets.

Ukraine

In the fourth quarter of 2008, the outlook for the Ukraine economy in general, and the advertising market in particular, worsened significantly. This was both as a result of the global economic crisis and factors unique to Ukraine, such as the need for assistance from the IMF, increasing political instability caused by disputes between the President and Prime Minister and a dispute with Russia over supplies of natural gas. These developments were reflected in our evaluation of the fair values of the assets of the reporting unit and of the reporting unit itself through, (a) a decline in expected revenues resulting from an expectation of lower growth in the advertising market in future years and (b) an increase in the returns expected by investors to reflect the increased actual and perceived risk of investing in Ukraine. As a result we recorded a charge of US$ 271.9 million, included in discontinued operations (see Note 19, “Discontinued Operations”), to write the carrying value of goodwill, the indefinite-lived trademark and the KINO broadcasting license to US$ nil.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in US$ 000’s, except share data)

5.  INVESTMENTS

We hold the following investments in unconsolidated affiliates:

			Carrying value
	Type of Affiliate	Effective Voting interest	December 31, 2009	December 31, 2008

Media Pro Management S.A.	Cost Method Investment	8.7%	-	16,559
			$-	$16,559

Media Pro Management S.A.

We disposed of our investment in Media Pro Management S.A. on December 9, 2009 in connection with our acquisition of Media Pro Entertainment. See Note 3, “Acquisitions and Disposals: Acquisition of Media Pro Entertainment”.

6.  LONG-TERM DEBT AND OTHER FINANCING ARRANGEMENTS

Summary

	December 31, 2009	December 31, 2008

Senior Debt	$1,253,928	$928,525
Total credit facilities and capital leases	123,940	75,089
Total long term debt and other financing arrangements	$1,377,868	$1,003,614
Less current maturities	(117,910)	(36,331)
Total non-current long-term debt and other financing arrangements	$1,259,958	$967,283

Our senior debt comprised the following as at December 31, 2009 and December 31, 2008:

	Carrying Value		Fair Value
	December 31, 2009	December 31, 2008	December 31, 2009	December 31, 2008

EUR 440.0 million 11.625% Senior Notes	$639,515	$-	$608,510	$-
EUR 245.0 million 8.25% Senior Notes	-	340,966	-	233,562
EUR 150.0 million Floating Rate Senior Notes	216,090	208,755	153,423	125,253
USD 475.0 million 3.50% Senior Convertible Notes	398,323	378,804	369,883	230,375
	$1,253,928	$928,525	$1,131,816	$589,190

On September 17, 2009 we issued EUR 200.0 million (approximately US$ 288.1 million) of 11.625% senior notes due 2016 at an issue price of 98.261%, and on September 29, 2009 we issued an additional tranche of EUR 240.0 million Senior Notes due 2016 (approximately US$ 345.7 million) at an issue price of 102.75% (collectively the “2009 Fixed Rate Notes”). The 2009 Fixed Rate Notes mature on September 15, 2016.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in US$ 000’s, except share data)

On March 10, 2008, we issued US$ 475.0 million of 3.50% Senior Convertible Notes (the “Convertible Notes”). The Convertible Notes mature on March 15, 2013.  The carrying value of the Convertible Notes as at December 31, 2008 has been adjusted to reflect the impact of the adoption of FSP APB 14-1 (ASC 470) (see Note 2, “Summary of Significant Accounting Policies: Convertible Debt”).

On May 16, 2007, we issued EUR 150.0 million (approximately US$ 216.1 million) of floating rate senior notes (the “Floating Rate Notes”, and collectively with the 2009 Fixed Rate Notes, the “Senior Notes”) which bear interest at the six-month Euro Inter Bank Offered Rate (“EURIBOR”) plus 1.625% (The applicable rate at December 31, 2009 was 2.616%). The Floating Rate Notes mature on May 15, 2014.

On May 5, 2005, we issued EUR 245.0 million of 8.25% senior notes due 2012 (the “2005 Fixed Rate Notes”). The 2005 Fixed Rate Notes were issued with a maturity date of May 15, 2012. On September 21, 2009 we repurchased 2005 Fixed Rate Notes totaling EUR 63.2 million (approximately US$ 91.0 million) in aggregate principal amount pursuant to a tender offer. On September 29, 2009 we issued a redemption notice for redemption on October 29, 2009, of the remaining EUR 181.8 million (approximately US$ 261.9 million) aggregate principal amount of 2005 Fixed Rate Notes outstanding. The 2005 Fixed Rate Notes were redeemable at our option in whole or in part upon payment of a redemption price, which was 104.125% of the principal amount.  In connection with the redemption, approximately US$ 290.0 million (which represents the redemption price plus all interest) was paid on the settlement date in October 2009 and the indenture pursuant to which the 2005 Fixed Rate Notes were issued was discharged.

Fixed Rate Notes

2009 Fixed Rate Notes

Interest is payable semi-annually in arrears on each March 15 and September 15.  The fair value of the 2009 Fixed Rate Notes as at December 31, 2009 was calculated by multiplying the outstanding debt by the traded market price.

The 2009 Fixed Rate Notes are secured senior obligations and rank pari passu with all existing and future senior indebtedness and are effectively subordinated to all existing and future indebtedness of our subsidiaries.  The amounts outstanding are guaranteed by two subsidiary holding companies and are secured by a pledge of shares of those subsidiaries as well as an assignment of certain contractual rights.  The terms of our 2009 Fixed Rate Notes restrict the manner in which our business is conducted, including the incurrence of additional interest obligations, the making of investments, the payment of dividends or the making of other distributions, entering into certain affiliate transactions and the sale of assets (see also Note 22, “Restricted and Unrestricted Subsidiaries”) .

In the event that (A) there is a change in control by which (i) any party other than certain of our present shareholders becomes the beneficial owner of more than 35.0% of our total voting power; (ii) we agree to sell substantially all of our operating assets; or (iii) there is a change in the composition of a majority of our Board of Directors; and (B) on the 60th day following any such change of control the rating of the 2009 Fixed Rate Notes is either withdrawn or downgraded from the rating in effect prior to the announcement of such change of control, we can be required to repurchase the 2009 Fixed Rate Notes at a purchase price in cash equal to 101.0% of the principal amount of the 2009 Fixed Rate Notes plus accrued and unpaid interest to the date of purchase.

The 2009 Fixed Rate Notes are redeemable at our option, in whole or in part, at the redemption prices set forth below:

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in US$ 000’s, except share data)

From:	Fixed Rate Notes Redemption Price

September 15, 2013 to September 14, 2014	105.813%
September 15, 2014 to September 14, 2015	102.906%
September 15, 2015 and thereafter	100.000%

Certain derivative instruments, including redemption call options and change of control and asset disposition put options, have been identified as being embedded in the 2009 Fixed Rate Notes but as they are considered clearly and closely related to the 2009 Fixed Rate Notes, they are not accounted for separately. We have included the net issuance premium within the carrying value of the 2009 Fixed Rate Notes and are amortizing it through interest expense using the effective interest method.

Floating Rate Notes

Interest is payable semi-annually in arrears on each May 15 and November 15.  The fair value of the Floating Rate Notes as at December 31, 2009 and December 31, 2008 was equal to the outstanding debt multiplied by the traded market price.

The Floating Rate Notes are secured senior obligations and rank pari passu with all existing and future senior indebtedness and are effectively subordinated to all existing and future indebtedness of our subsidiaries.  The amounts outstanding are guaranteed by two subsidiary holding companies and are secured by a pledge of shares of those subsidiaries as well as an assignment of certain contractual rights.  The terms of our Floating Rate Notes restrict the manner in which our business is conducted, including the incurrence of additional indebtedness, the making of investments, the payment of dividends or the making of other distributions, entering into certain affiliate transactions and the sale of assets.

In the event that (A) there is a change in control by which (i) any party other than certain of our present shareholders becomes the beneficial owner of more than 35.0% of our total voting power; (ii) we agree to sell substantially all of our operating assets; or (iii) there is a change in the composition of a majority of our Board of Directors; and (B) on the 60th day following any such change of control the rating of the Floating Rate Notes is either withdrawn or downgraded from the rating in effect prior to the announcement of such change of control, we can be required to repurchase the Floating Rate Notes at a purchase price in cash equal to 101.0% of the principal amount of the Floating Rate Notes plus accrued and unpaid interest to the date of purchase.

The Floating Rate Notes are redeemable at our option for the remainder of their life, in whole or in part, at 100.0% of their face value.

Certain derivative instruments, including redemption call options and change of control and asset disposition put options, have been identified as being embedded in the Floating Rate Notes but as they are considered clearly and closely related to the Floating Rate Notes, they are not accounted for separately.

Convertible Notes

Interest is payable semi-annually in arrears on each March 15 and September 15.  The fair value of the Convertible Notes as at December 31, 2009 and December 31, 2008 was calculated by multiplying the outstanding debt by the traded market price because we considered the value of the embedded conversion option to be zero since the market price of our shares was so far below the conversion price.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in US$ 000’s, except share data)

The Convertible Notes are secured senior obligations and rank pari passu with all existing and future senior indebtedness and are effectively subordinated to all existing and future indebtedness of our subsidiaries.  The amounts outstanding are guaranteed by two subsidiary holding companies and are secured by a pledge of shares of those subsidiaries as well as an assignment of certain contractual rights.

Prior to December 15, 2012, the Convertible Notes are convertible following certain events and from that date, at any time, based on an initial conversion rate of 9.5238 shares of our Class A common stock per US$ 1,000 principal amount of Convertible Notes (which is equivalent to an initial conversion price of approximately US$ 105.00, or a 25% conversion premium based on the closing sale price of US$ 84.00 per share of our Class A common stock on March 4, 2008). The conversion rate is subject to adjustment if we make certain distributions to the holders of our Class A common stock, undergo certain corporate transactions or a fundamental change, and in other circumstances specified in the Convertible Notes.   From time to time up to and including December 15, 2012, we will have the right to elect  to deliver (i) shares of our Class A common stock or (ii) cash and, if applicable, shares of our Class A common stock upon conversion of the Convertible Notes. At present, we have elected to deliver cash and, if applicable, shares of our Class A common stock. As at December 31, 2009, the Convertible Notes may not be converted.  In addition, the holders of the Convertible Notes have the right to put the Convertible Notes to us for cash equal to the aggregate principal amount of the Convertible Notes plus accrued but unpaid interest thereon following the occurrence of certain specified fundamental changes (including a change of control, certain mergers, insolvency and a delisting).

In order to increase the effective conversion price of our Convertible Notes, on March 4, 2008 we purchased, for aggregate consideration of US$ 63.3 million, capped call options over 4,523,809 shares of our Class A common stock from Lehman Brothers OTC Derivatives Inc. (the “Lehman OTC Capped Call Options”), 1,583,333 shares, from BNP Paribas (the “BNP Capped Call Options ”), 1,583,333 shares and from Deutsche Bank Securities Inc. (the “DB Capped Call Options”), 1,357,144 shares together, the “Capped Call Options”. The amount of shares corresponds to the number of shares of our Class A common stock that would be issuable on a conversion of the Convertible Notes at the initial conversion price if we elected to settle the Convertible Notes solely in shares of Class A common stock. The Capped Call Options entitle us to receive, at our election, cash or shares of Class A common stock with a value equal approximately to the difference between the trading price of our shares at the time the option is exercised and US$ 105.00, up to a maximum trading price of US$ 151.20. These options expire on March 15, 2013. At present, we have elected to receive shares of our Class A common stock on exercise of the Capped Call Options.

On September 15, 2008, Lehman Brothers Holdings Inc., (“Lehman Holdings”, and collectively with Lehman OTC, “Lehman Brothers”), the guarantor of the obligations of Lehman OTC under the capped call agreement, filed for protection under Chapter 11 of the United States Bankruptcy Code. The bankruptcy filing of Lehman Holdings, as guarantor, was an event of default that gave us the right to early termination of the capped call option agreement with Lehman OTC and to claim for losses. We exercised this right on September 16, 2008 and claimed an amount of US$ 19.9 million, which bears interest at a rate equal to our estimate of our cost of funding plus 1% per annum.

At the date of purchase, we determined that all of the Capped Call Options met the definition of an equity instrument within the scope of EITF 00-19 (ASC 480) and consequently recognized them on issuance at fair value within additional paid-in capital. We believe that this classification is still correct with respect to the BNP and DB Capped Call Options and have continued to recognize them within Equity. Subsequent changes in fair value have not been, and will not be, recognized as long as the instruments continue to be classified in Equity.

We concluded that from September 16, 2008, upon delivery of the termination notice, the Lehman OTC Capped Call Options were effectively extinguished. The nullification of the non-bankruptcy provisions of the original contract means that the fair value of the instrument no longer varies with movements in the value of an underlying (previously, shares of our Class A common stock) and consequently the contract ceased to be a derivative instrument and ceased to fall within the scope of EITF 00-19 (ASC 815). Effective September 16, 2008, we reclassified the US$ 22.2 million cost of the Lehman OTC Capped Call Options from additional paid-in capital to accumulated deficit to reflect this extinction. We further concluded that our claim did not meet the definition of an asset because the future benefit it embodied was not sufficiently probable and therefore treated our bankruptcy claim in accordance with FASB Statement No. 5 “Accounting for Contingencies” (ASC 450).

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in US$ 000’s, except share data)

On March 3, 2009, we assigned our claim in the bankruptcy proceedings of Lehman Brothers to an unrelated third party for cash consideration of US$ 3.4 million, or 17% of the claim value, which has been recognized as other income within selling, general and administrative expenses in our Consolidated Statement of Operations. See Note 20, “Commitments and Contingencies: Lehman Brothers Bankruptcy Claim”.

Prior to the termination of the Lehman OTC Capped Call Options, we noted that no dilution would occur prior to the trading price of our Class A common stock reaching US$ 151.20.  This conclusion was based on a number of assumptions, including that we would exercise all Capped Call Options simultaneously, we would continue with our election to receive shares of our Class A common stock on the exercise of the Capped Call Options, and no event that would result in an adjustment to the conversion rate of value of the options would have occurred.

Following the termination of the Lehman OTC Capped Call Options, which represented 35% of the total number of Capped Call Options we acquired on March 4, 2008, limited dilution will occur following the exercise of the remaining BNP and DB Capped Call Options if the price of shares of our Class A common stock is between US$ 105.00 per share and US$ 151.20 per share when the Convertible Notes are converted. The table below shows how many shares of our Class A common stock we would issue following a conversion of the Convertible Notes and the exercise of the remaining DB and BNP Capped Call Options for a variety of share price scenarios. This table assumes the currently selected settlement methods continue to apply and no event that would result in an adjustment to the conversion rate or the value of the option has occurred:

Stock price	Shares issued on conversion of Convertible Notes	Shares received on exercise of capped call options	Net shares issued	Value of shares issued (US$ ‘000)
$105.00 and below	-	-	-	$-
110.00	(205,628)	133,658	(71,970)	(7,917)
120.00	(565,476)	367,559	(197,917)	(23,750)
130.00	(869,963)	565,475	(304,488)	(39,583)
140.00	(1,130,951)	735,118	(395,833)	(55,417)
151.20	(1,382,274)	898,478	(483,796)	(73,150)
$ 200.00	(2,148,807)	679,248	(1,469,559)	$(293,912)

At December 31, 2009, the Capped Called Options could not be exercised because no conversion of any Convertible Notes had occurred. In the event any Convertible Notes had been converted at December 31, 2009, no shares of our Class A common stock would have been issuable because the closing price of our shares was below US$ 105.00 per share. The aggregate fair value of the remaining Capped Call Options with DB and BNP at December 31, 2009 was US$ 1.0 million.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in US$ 000’s, except share data)

On adoption of FSP APB 14-1 (ASC 470), we calculated the value of the conversion option embedded in the Convertible Notes and accounted for it separately in all periods from March 10, 2008.

US$’000	Principal amount of liability component	Unamortized discount	Net carrying value	Equity Component
As at December 31, 2007	$475,000	$(110,752)	$364,248	$110,752
Amortization of debt issuance discount	-	14,556	14,556	-
As at December 31, 2008	$475,000	$(96,196)	$378,804	$110,752
Amortization of debt issuance discount	-	19,519	19,519	-
As at December 31, 2009	$475,000	$(76,677)	$398,323	$110,752

The remaining issuance discount is being amortized over the life of the Convertible Notes, which mature on March 15, 2013.  The effective interest rate on the liability component for all periods presented was 10.3%.

Certain other derivative instruments have been identified as being embedded in the Convertible Notes, but as they are considered to be clearly and closely related to the Convertible Notes they are not accounted for separately.

Credit Facilities and Capital Lease Obligations

Credit facilities and capital lease obligations comprised the following at December 31, 2009 and December 31, 2008:

	December 31, 2009	December 31, 2008
Credit facilities (a) – (i)	117,991	70,208
Capital leases	5,949	4,881
Total credit facilities and capital leases	$123,940	$75,089
Less current maturities	(117,910)	(36,331)
Total non-current maturities	$6,030	$38,758

Credit Facilities

 (a) On July 21, 2006, we entered into a five-year revolving loan agreement for EUR 100.0 million (approximately US$ 144.1 million) arranged by the European Bank for Reconstruction and Development (“EBRD”) and on August 22, 2007, we entered into a second revolving loan agreement for EUR 50.0 million (approximately US$ 72.0 million) arranged by EBRD (together with the EUR 100.0 million facility, the “EBRD Loan”).  ING Bank N.V. (“ING”) and Ceska Sporitelna, a.s. (“CS”) each participated in the EBRD Loan for EUR 37.5 million (approximately US$ 54.0 million). On September 17, 2009 we repaid the full EUR 127.5 million (approximately US$ 187.3 million) outstanding under both facilities and simultaneously terminated both agreements. In connection with extinguishing these facilities, we incurred repayment charges and other costs of US$ 0.6 million. We also wrote off all remaining capitalized issuance costs within interest expense.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in US$ 000’s, except share data)

(b) We have an uncommitted multicurrency overdraft facility for EUR 5.0 million (approximately US$ 7.2 million) from Bank Mendes Gans (“BMG”), a subsidiary of ING, as part of a cash pooling arrangement. The cash pooling arrangement with BMG enables us to receive credit across the group in respect of cash balances which our subsidiaries in The Netherlands, the Czech Republic, Romania, the Slovak Republic and Slovenia deposit with BMG. Cash deposited by our subsidiaries with BMG is pledged as security against the drawings of other subsidiaries up to the amount deposited.  As at December 31, 2009, the full EUR 5.0 million (approximately US$ 7.2 million) facility was available to be drawn. Interest is payable at the relevant money market rate plus 2.0%.

As at December 31, 2009, we had deposits of US$ 10.9 million and drawings of US$ 5.2 million.

(c) As at December 31, 2009, CET 21 spol. s r.o. (“CET 21”), one of our wholly owned subsidiaries, had drawn, in CZK, the full CZK 1.2 billion (approximately US$ 65.3 million) of a credit facility with CS.  Interest was payable on this facility at a rate of 3.19% at December 31, 2009. Drawings under this facility were secured by a pledge of receivables, which are also subject to a factoring arrangement with Factoring Ceska Sporitelna, a.s. (“FCS”), a subsidiary of CS. This facility was repaid in full on January 22, 2010 and was subsequently cancelled.

(d) As at December 31, 2009, CZK 250.0 million (approximately US$ 13.6 million), the full amount of the facility had been drawn by CET 21 under a working capital facility agreement with CS. Interest was payable on the facility at a rate of 3.19% at December 31, 2009. This facility was repaid in full on January 22, 2010 and was subsequently cancelled.

(e) As at December 31, 2009, there were no drawings under a CZK 300.0 million (approximately US$ 16.3 million) factoring facility with FCS available until September 30, 2011.  The facility bears interest at one-month PRIBOR plus 1.40% for the period that actively assigned accounts receivable are outstanding.

(f) On December 21, 2009, CET 21 entered into a Facility Agreement (“the “Erste Facility”) for up to CZK 3.0 billion (approximately US$ 163.3 million) with Erste Group Bank A.G. as arranger, Česká Spořitelna, a.s. (“CSAS”) as facility agent and security agent, and each of CSAS, UniCredit Bank Czech Republic, a.s. and BNP Paribas as original lenders. We and certain of our subsidiaries, namely CME Slovak Holdings B.V., CME Media Enterprises B.V., CME Investments B.V. (formerly CME Romania B.V.) and Markiza-Slovakia, spol. S.r.o. (“Markiza”), are guarantors under the Erste Facility (together, the “Original Guarantors”). On February 16, 2010 the aggregate commitment by the lenders under the Erste Facility to CET 21 increased from CZK 2.5 billion (approximately US$ 136.1 million) to CZK 2.8 billion (approximately US$ 152.4 million). As of February 24, 2010, CZK 2.8 billion (approximately US$ 152.4 million) has been drawn. The facility matures on April 30, 2012, subject to a potential extension of one year. Interest under the facility is calculated at a rate per annum of 4.90% above PRIBOR (Prague interbank offered rate). As of February 24, 2010, CET 21 had hedged the interest rate exposure on CZK 1.5 billion (approximately US$ 81.7 million) principal outstanding under the Erste Facility. The repayment of the loan will commence 12 months from the date of the Erste Facility, in four semi-annual instalments of 15% each and one instalment of 40% on the maturity date (assuming no extension). CET 21 may be required to prepay amounts drawn in the event of specified changes of control. The Original Guarantors have agreed to guarantee the obligations of CET 21 under the Erste Facility by entering into an interest rate swap agreement (see Note 23, “Subsequent Events”). As security for the facility, CET 21 has pledged substantially all of its assets, including its 100% ownership interest in CME Slovak Holdings B.V. (which in turn has an ownership interest, directly or indirectly, in 100% of the registered capital of Markiza) and its ownership interest in 100% of the registered capital of Jyxo, s.r.o. and BLOG Internet, s.r.o. In addition, CME Investments B.V. has granted security over the receivables under inter-group loans made to CET 21 and Markiza, respectively. The Erste Facility contains customary representations, warranties, covenants and events of default. The covenants include limitations on CET 21’s ability to carry out certain types of transactions, incur additional indebtedness, make disposals and create liens. The facility became available for drawing on January 18, 2010.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in US$ 000’s, except share data)

(g) As at December 31, 2009, our Slovak Republic operations had made no drawings under a EUR 3.3 million (approximately US$ 4.8 million) overdraft facility with ING.  This can be utilized for short term advances up to six months at an interest rate of EURIBOR plus 2.0%.

(h) On July 29, 2005, Pro Plus entered into a revolving facility agreement for up to EUR 37.5 million (approximately US$ 54.0 million) in aggregate principal amount with ING, Nova Ljubljanska Banka d.d., Ljubljana and Bank Austria Creditanstalt d.d., Ljubljana.  The facility amortizes by 10.0% each year for four years commencing one year after signing, with the remaining 60.0% repayable after five years.  This facility is secured by a pledge of the bank accounts of Pro Plus, the assignment of certain receivables, a pledge of our interest in Pro Plus and a guarantee of CME Media Enterprises B.V.  Loans drawn under this facility bear interest at a rate of EURIBOR for the period of drawing plus a margin of between 2.1% and 3.6% that varies according to the ratio of consolidated net debt to consolidated broadcasting cash flow for Pro Plus. A rate of 3.09% applied at December 31, 2009.  As at December 31, 2009, the full EUR 22.5 million (approximately US$ 32.4 million) still available for drawing under this revolving facility had been drawn.

(i) At December 31, 2009, Media Pro Entertainment has an aggregate principal of RON 8.0 million (approximately US$ 2.7 million) of loans outstanding to Central National al Cinematografei ("CNC"), a state body which provides financing for qualifying filmmaking projects. Upon acceptance of a particular project the CNC awards an agreed level of funding to each project in the form of an interest free loan. Loans to the CNC are typically advanced for a period of ten years and are repaid through exploitation of the film content. At December 31, 2009 we had 11 loans outstanding to the CNC with maturity dates ranging from 2011 to 2020. The carrying amount at December 31, 2009 is shown net of a fair value adjustment to reflect the interest free nature of the loans arising on acquisition.

Total Group

At December 31, 2009, the maturity of our senior debt and credit facilities was as follows:

2010	$116,630
2011	109
2012	-
2013	398,323
2014	216,329
2015 and thereafter	640,528
Total	$1,371,919

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in US$ 000’s, except share data)

Capital Lease Commitments

We lease certain of our office and broadcast facilities as well as machinery and equipment under various leasing arrangements.  The future minimum lease payments from continuing operations, by year and in the aggregate, under capital leases with initial or remaining non-cancelable lease terms in excess of one year, consisted of the following at December 31, 2009:

2010	$1,465
2011	1,549
2012	774
2013	534
2014	2,479
2015 and thereafter	-
$6,801
Less: amount representing interest	(852)
Present value of net minimum lease payments	$5,949

7.  ACCOUNTS RECEIVABLE

Accounts receivable comprised the following at December 31, 2009 and December 31, 2008:

	December 31, 2009	December 31, 2008
Third-party customers	$192,906	$209,430
Less allowance for bad debts and credit notes	(13,201)	(10,865)
Related parties	2,170	8,913
Less allowance for bad debts and credit notes	(892)	(53)
Total accounts receivable	$180,983	$207,425

Bad debt expense for the year ending December 31, 2009, 2008 and 2007 was US$ 2.8 million, US$ 0.4 million and US$ 1.4 million, respectively.

At December 31, 2009, CZK 713.5 million (approximately US$ 38.8 million) (December 31, 2008: CZK 820.7 million, US$ 44.7 million) of receivables in the Czech Republic were pledged as collateral subject to a factoring agreement (see Note 6, “Long-Term Debt and Other Financing Arrangements”).

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in US$ 000’s, except share data)

8.  OTHER ASSETS

Other current and non-current assets comprised the following at December 31, 2009 and December 31, 2008:

	December 31, 2009	December 31, 2008
Current:
Prepaid programming	$44,219	$42,342
Productions in progress	12,234	14,080
Other prepaid expenses	9,431	12,568
Income taxes recoverable	7,426	962
Deferred tax	4,948	2,362
VAT recoverable	6,625	3,265
Capitalized debt costs	5,591	4,636
Inventory	1,555	-
Restricted Cash	1,046	765
Other	1,178	764
Total other current assets	$94,253	$81,744

	December 31, 2009	December 31, 2008
Non-current:
Capitalized debt costs	$22,816	$13,282
Deferred tax	10,977	2,108
Productions in progress	7,737	-
Other	2,969	3,766
Total other non-current assets	$44,499	$19,156

Capitalized debt costs primarily comprise the costs incurred in connection with the issuance of our Senior Notes and Convertible Notes (see Note 6, ““Long-Term Debt and Other Financing Arrangements”), and are being amortized over the term of the Senior Notes and Convertible Notes using the effective interest method.  The carrying value of the costs related to the Convertible Notes above reflect the changes made by our adoption of FSP APB 14-1 on January 1, 2009 (see Note 2, “Summary of Significant Accounting Policies: Convertible Debt”).

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in US$ 000’s, except share data)

9.  PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment comprised the following at December 31, 2009 and December 31, 2008:

	December 31, 2009	December 31, 2008

Land and buildings	$169,568	$91,525
Station machinery, fixtures and equipment	206,954	174,948
Other equipment	33,260	30,621
Software licenses	37,176	29,635
Construction in progress	13,211	11,293
Total cost	$460,169	$338,022
Less: Accumulated depreciation	(185,459)	(138,438)
Total net book value	$274,710	$199,584
Assets held under capital leases (included in the above)
Land and buildings	$6,079	$5,855
Station machinery, fixtures and equipment	3,927	1,917
Total cost	$10,006	$7,772
Less: Accumulated depreciation	(2,180)	(1,644)
Net book value	$7,826	$6,128

For further information on capital leases, see Note 6, “Long-Term Debt and Other Financing Arrangements”.

Depreciation expense for the years ending December 31, 2009, 2008 and 2007 was US$ 52.6 million, US$ 49.5 million and US$ 30.5 million, respectively.  This includes corporate depreciation expense for the years ending December 31, 2009, 2008 and 2007 of US$ 1.0 million, US$ 0.9 million and US$ 0.8 million, respectively, which is included in selling, general and administrative expenses in the Consolidated Statement of Operations.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in US$ 000’s, except share data)

10.  ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

Accounts payable and accrued liabilities comprised the following at December 31, 2009 and December 31, 2008:

	December 31, 2009	December 31, 2008
Accounts payable	$42,854	$34,504
Programming liabilities	58,807	37,785
Duties and other taxes payable	18,927	14,081
Accrued staff costs	17,356	25,838
Accrued interest payable	26,686	10,531
Income taxes payable	3,895	7,035
Accrued production costs	7,439	6,531
Accrued legal contingencies	625	833
Accrued legal and professional fees	964	430
Authors’ rights	4,751	4,734
Other accrued liabilities	16,871	8,665
Total accounts payable and accrued liabilities	$199,175	$150,967

11.  OTHER LIABILITIES

Other current and non-current liabilities comprised the following as at December 31, 2009 and December 31, 2008:

	December 31, 2009	December 31, 2008
Current:
Deferred revenue	$7,765	$5,952
Consideration payable	1,614	5,224
Onerous contracts	-	1,994
Deferred tax	3,319	177
Other	142	-
Total other current liabilities	$12,840	$13,347

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in US$ 000’s, except share data)

	December 31, 2009	December 31, 2008
Non-current:
Deferred tax	$72,715	$69,842
Program rights	6,876	9,922
Fair value of derivatives	8,567	9,882
Consideration payable	-	1,396
Income taxes payable	507	1,001
Other	206	361
Total other non-current liabilities	$88,871	$92,404

12.  FINANCIAL INSTRUMENTS AND FAIR VALUE MEASUREMENTS

FASB Statement No. 157 “Fair Value Measurements” (“FAS 157”) (ASC 820) establishes a hierarchy that prioritizes the inputs to those valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements). The three levels of the fair value hierarchy under FAS 157 (ASC 820) are:

Level 1	Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted instruments.

Level 2	Quoted prices in markets that are not considered to be active or financial instruments for which all significant inputs are observable, either directly or indirectly.

Level 3	Prices or valuations that require inputs that are both significant to the fair value measurement and unobservable.

A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

We evaluate the position of each financial instrument measured at fair value in the hierarchy individually based on the valuation methodology we apply. At December 31, 2009, we had no material financial assets or liabilities carried at fair value using significant level 1 or level 3 inputs and the only instruments we value using level 2 inputs are the following currency swap agreements:

Currency Swap

On April 27, 2006, we entered into currency swap agreements with two counterparties whereby we swapped a fixed annual coupon interest rate (of 9.0%) on notional principal of CZK 10.7 billion (approximately US$ 582.5 million), payable on each July 15, October 15, January 15, and April 15 up to the termination date of April 15, 2012, for a fixed annual coupon interest rate (of 9.0%) on notional principal of EUR 375.9 million (approximately US$ 541.5 million) receivable on each July 15, October 15, January 15, and April 15 up to the termination date of April 15, 2012.

These currency swap agreements reduce our exposure to movements in foreign exchange rates on a part of the CZK-denominated cash flows generated by our Czech Republic operations that is approximately equivalent in value to the Euro-denominated interest payments on our Senior Notes (see Note 6, ““Long-Term Debt and Other Financing Arrangements”). They are financial instruments that are used to minimize currency risk and are considered an economic hedge of foreign exchange rates.  These instruments have not been designated as hedging instruments as defined under FAS 133 (ASC 815) and so changes in their fair value are recorded in the Consolidated Statement of Operations and in the Consolidated Balance Sheet in other non-current liabilities.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in US$ 000’s, except share data)

We value our currency swap agreements using an industry-standard currency swap pricing model which calculates the fair value on the basis of the net present value of the estimated future cash flows receivable or payable. These instruments are allocated to level 2 of the FAS 157 (ASC 820) fair value hierarchy because the critical inputs to this model, including the relevant yield curves and the known contractual terms of the instrument, are readily observable.

The fair value of these instruments as at December 31, 2009, was a US$ 8.6 million liability, which represented a decrease of US$ 1.3 million from the US$ 9.9 million liability as at December 31, 2008. This was recognized as a derivative gain in the Consolidated Statement of Operations.

13.  EQUITY

Preferred Stock

5,000,000 shares of Preferred Stock, with a US$ 0.08 par value, were authorized as at December 31, 2009 and December 31, 2008.  None were issued and outstanding as at December 31, 2009 and December 31, 2008.

Class A and B Common Stock

100,000,000 shares of Class A common stock and 15,000,000 shares of Class B common stock were authorized as at December 31, 2009 and December 31, 2008.  The rights of the holders of Class A common stock and Class B common stock are identical except for voting rights.  The shares of Class A common stock are entitled to one vote per share and the shares of Class B common stock are entitled to ten votes per share.  Class B common stock is convertible into Class A common stock for no additional consideration on a one-for-one basis.  Holders of each class of shares are entitled to receive dividends and upon liquidation or dissolution are entitled to receive all assets available for distribution to shareholders.  The holders of each class have no preemptive or other subscription rights and there are no redemption or sinking fund provisions with respect to such shares.

On May 18, 2009, we issued 14.5 million shares of Class A Common Stock at a price of US$ 12.00 per share and 4.5 million shares of Class B Common Stock at a price of US$ 15.00 per share to Time Warner Media Holdings B.V., an affiliate of Time Warner Inc. (“Time Warner”) for an aggregate offering price of US$ 241.5 million, net of fees of US$ 7.1 million.

On September 28, 2009, the general partner of CME Holdco L.P., the holder of approximately 6.3 million shares of Class B common stock and 60,000 shares of Class A common stock, issued a notice of dissolution to the partners informing them that it intended to dissolve the partnership and distribute its assets pursuant to the terms of the partnership agreement. Due to the ownership restrictions with respect to shares of Class B common stock as set forth in our by-laws, a certain amount of shares of Class B common stock were converted to shares of Class A common stock prior to the distribution of the partnership assets.  Following the conversion, Adele (Guernsey) L.P., a fund affiliated with Apax Partners, received 3,168,566 shares of Class A common stock, a minority partner of CME Holdco L.P. received 213,337 shares of Class A common stock and entities affiliated with Ronald Lauder received 2,990,936 shares of Class B common stock.

On December 9, 2009, in connection with the acquisition of Media Pro Entertainment, we issued 1,600,000 shares of Class A common stock and warrants to purchase an additional 600,000 shares of Class A common stock to Media Pro Management S.A. and 600,000 shares of Class A common stock and warrants to purchase an additional 250,000 shares of Class A common stock to Metrodome B.V.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in US$ 000’s, except share data)

There were approximately 7.5 million shares of Class B common stock and 56.0 million shares of Class A common stock outstanding at December 31, 2009.

14.  INCOME TAXES

As our investments are predominantly owned by Dutch holding companies, the components of the provision for income taxes and of the income from continuing operations before provision for income taxes have been analyzed between their Netherlands and non-Netherlands components.  Similarly the Dutch corporate income tax rates have been used in the reconciliation of income taxes.

(Loss) / income before provision for income taxes, noncontrolling interest, equity in income of unconsolidated affiliates and discontinued operations:

The Netherlands and non-Netherlands components of (loss) / income from continuing operations before income taxes are:

	For the Years Ended December 31,
	2009	2008	2007
Domestic	$130,185	$(15,795)	$(102,532)
Foreign	(196,431)	99,945	214,986
	$(66,246)	$84,150	$112,454

Included in domestic income for 2009 is US $89.7 million of intercompany dividend income, with an equivalent expense included within foreign income.  These dividends are neither taxable in the Netherlands nor deductible in the foreign entity.

Total tax charge for the years ended December 31, 2009, 2008 and 2007 was allocated as follows:

	For the Years Ended December 31,
	2009	2008	2007
Income tax expense from continuing operations	$4,737	$42,208	$16,341
Income tax (benefit) / expense from discontinued operations	(7,933)	(7,747)	4,452
Currency translation adjustment in accumulated other comprehensive income	-	-	20,202
Total tax (benefit) / expense	$(3,196)	$34,461	$40,995

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in US$ 000’s, except share data)

Income Tax Provision:

The Netherlands and non-Netherlands components of the provision for income taxes from continuing operations consists of:

	For the Years Ended December 31,
	2009	2008	2007
Current income tax expense/(benefit):
Domestic	$371	$253	$(20,046)
Foreign	18,276	49,376	47,553
	$18,647	$49,629	$27,507
Deferred tax (benefit)/expense:
Domestic	$(2)	$21	$-
Foreign	(13,908)	(7,442)	(11,166)
	$(13,910)	$(7,421)	$(11,166)

Provision for income taxes	$4,737	$42,208	$16,341

Reconciliation of Effective Income Tax Rate:

The following is a reconciliation of income taxes, calculated at statutory Netherlands rates, to the income tax provision included in the accompanying Consolidated Statements of Operations for the years ended December 31, 2009, 2008 and 2007:

	For the Years Ended December 31,
	2009	2008	2007
Income taxes at Netherlands rates (25.5%)	$(16,877)	$21,449	$28,676
Jurisdictional differences in tax rates	25,064	4,376	(16,208)
Tax effect of goodwill impairment	-	6,050	-
Unrecognized tax benefits	12,343	2,916	(1,931)
Interest expense disallowed	-	1,150	4,347
Tax effect of other permanent differences	956	2,024	2,860
Effect of changes in tax rates	-	9	(9,202)
Change in valuation allowance	(16,349)	6,625	9,806
Other	(400)	(2,391)	(2,007)
Provision for income taxes	$4,737	$42,208	$16,341

In 2008 we recognized impairment losses against goodwill in our Bulgaria operations for which there was no tax credit. In 2009 we recognized impairment losses against intangible assets in Bulgaria for which there was a tax credit at the Bulgarian statutory tax rate.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in US$ 000’s, except share data)

Of the total jurisdictional differences of US$ 25.5 million, US $21.3 million arose in Bulgaria where the impairment charge and operating losses are relieved at the Bulgarian tax rate of 10.0% as opposed to the Netherlands tax rate of 25.5%.

Components of Deferred Tax Assets and Liabilities

The following table shows the significant components included in deferred income taxes as at December 31, 2009 and 2008:

	December 31, 2009	December 31, 2008
Assets:
Tax benefit of loss carry-forwards and other tax credits	$58,561	$47,041
Programming rights	12,339	1,396
Property, plant and equipment	1,538	1,419
Accrued expense	5,968	3,311
Other	6,782	4,328
Gross deferred tax assets	85,188	57,495
Valuation allowance	(60,146)	(46,827)
Net deferred tax assets	25,042	10,668
Liabilities:
Broadcast licenses, trademarks and customer relationships	$(57,899)	$(67,740)
Property, plant and equipment	(8,289)	(5,767)
Programming rights	(8,580)	(467)
Temporary difference due to timing	(10,383)	(2,243)
Total deferred tax liabilities	$(85,151)	$(76,217)
Net deferred income tax liability	$(60,109)	$(65,549)

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in US$ 000’s, except share data)

Deferred tax is recognized on the Consolidated Balance Sheet as follows:

	December 31, 2009	December 31, 2008

Net current deferred tax assets	$4,948	$2,362
Net non-current deferred tax assets	10,977	2,108
	15,925	4,470

Net current deferred tax liabilities	(3,319)	(177)
Net non-current deferred tax liabilities	(72,715)	(69,842)
	$(76,034)	$(70,019)

Net deferred income tax liability	$(60,109)	$(65,549)

We provided a valuation allowance against potential deferred tax assets of US$ 60.1 million and US$ 46.8 million as at December 31, 2009 and 2008, respectively, since it has been determined by management, based on the weight of all available evidence, that it is more likely than not that the benefits associated with these assets will not be realized.

During 2009, we had the following movements on valuation allowances:

Balance at December 31, 2008	$46,826
Credit to costs and expenses	(16,349)
Companies acquired	4,384
Charged to Currency Translation Adjustment	25,378
Foreign exchange	(93)
Balance at December 31, 2009	$60,146

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in US$ 000’s, except share data)

As of December 31, 2009 we have operating loss carry-forwards that will expire in the following periods:

Year	2010	2011	2012	2013	2014 - 27	Indefinite
Austria	$-	$-	$-	$-	$-	$12,912
Bulgaria	-	-	8,841	10,976	24,879	-
Croatia	373	9,556	26,503	14,908	12,842	-
Czech Republic	3,059	31	55	3,065	800	-
Netherlands	-	-	-	5,411	114,163	-
Romania	100	2,391	7,776	9,348	3,589	-
Slovenia	-	-	-	-	-	12,438
United Kingdom	-	-	-	-	-	4,768
United States	-	-	-	-	7,031	-
Total	$3,532	$11,978	$43,175	$43,708	$163,304	$30,118

The losses are subject to examination by the tax authorities and to restriction on their utilization.  In particular the losses can only be utilized against profits arising in the legal entity in which they arose. We have provided valuation allowances against all the above operating loss carry-forwards except to the extent they arise in the United Kingdom and the United States as we consider it more likely than not that we will fail to utilize these tax benefits.

We have not provided income taxes or withholding taxes on US$ 527.4 million (2008: US$ 345.1 million) of cumulative undistributed earnings of our subsidiaries and affiliates as these earnings are either permanently reinvested in the companies concerned or can be recovered tax-free.  It is not practicable to estimate the amount of taxes that might be payable on the distribution of these earnings.

We recognize accrued interest and penalties related to unrecognized tax benefits within the provision for income taxes. The liability for accrued interest and penalties at December 31, 2009 is US$ 0.2 million and as at December 31, 2008 we had an accrual of US $ 0.5 million.  The decrease for the year of US$ 0.3 million arose as a result of the statute of limitations expiring and this amount was recognized in the income statement.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in US$ 000’s, except share data)

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

Balance at January 1, 2007	$2,797
Decreases for tax positions taken during a prior period	(1,279)
Increases for tax positions taken during the current period	-
Decreases resulting from the expiry of the statute of limitations	(652)
Other	515
Balance at December 31, 2007	$1,381
Increases for tax positions taken during a prior period	1,104
Increases for tax positions taken during the current period	1,999
Decreases resulting from the expiry of the statute of limitations	(187)
Other	(27)
Balance at December 31, 2008	$4,270
Increases for tax positions taken during a prior period	95
Increases for tax positions taken during the current period	12,843
Decreases resulting from the expiry of the statute of limitations	(595)
Other	23
Balance at December 31, 2009	$16,636

The total amount of unrecognized benefits that, if recognized, would affect the effective tax rate amounts to US$ 0.6 million. It is reasonably possible that the total amount of unrecognized tax benefits will decrease by approximately US$ 0.3 million within 12 months of the reporting date as a result of tax audits closing and statutes of limitations expiring.

Our subsidiaries file income tax returns in The Netherlands and various other tax jurisdictions including the United States. As at December 31, 2009, analyzed by major tax jurisdictions, our subsidiaries are generally no longer subject to income tax examinations for years before:

Country	Year
Bulgaria	2002
Croatia	2005
Czech Republic	2006
Netherlands	2007
Romania	2005
Slovak Republic	2004
Slovenia	2004
United States	2001
United Kingdom	2008

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in US$ 000’s, except share data)

15.  INTEREST EXPENSE

Interest expense comprised the following for the years ended December 31, 2009, 2008 and 2007 respectively:

	For the Year Ended December 31,
	2009	2008	2007

Interest on Senior Notes	$52,478	$43,962	$41,549
Interest on Convertible Notes	16,625	13,439	-
Interest on EBRD Loan	3,921	1,384	1,118
Loss on redemption of senior notes	9,415	-	3,380
Interest on capital leases	236	384	336
Other interest and fees	4,012	4,236	2,123
	$86,687	$63,405	$48,506

Amortization of capitalized debt issuance costs	9,565	4,426	6,344
Amortization of issuance discount on Convertible Notes	19,519	14,556	-
	$29,084	$18,982	$6,344

Total interest expense	$115,771	$82,387	$54,850

Interest expense for the years ended December 31, 2008 and 2007 reflects the impact of adopting FSP APB 14-1 (ASC 470) retrospectively (see Note 2, “Summary of Significant Accounting Policies: Convertible Debt”).

16.  STOCK-BASED COMPENSATION

6,000,000 shares have been authorized for issuance in respect of equity awards under a stock-based compensation plan (“the Plan”). Under the Plan, awards are made to employees at the discretion of the Compensation Committee and to directors pursuant to an annual automatic grant under the Plan or at the discretion of the Board of Directors.

Grants of options allow the holders to purchase shares of Class A common stock or Class B common stock at an exercise price, which is generally the market price prevailing at the date of the grant, with vesting between one and four years after the awards are granted.

When options are vested, holders may exercise them at any time up to the maximum contractual life of the instrument which is specified in the option agreement. At December 31, 2009, 2008 and 2007, the maximum life of options that had been issued under the Plan was 10 years. Upon providing the appropriate written notification, holders pay the exercise price and receive shares. Shares delivered under the Plan are newly issued shares. No options were exercised in 2009. The intrinsic value of awards exercised during 2008 was US$ 0.8 million (2007: US$ 23.3 million) and the income tax benefits realized thereon was US$ 0.1 million in 2008 (2007: US$ 1.1 million).

The exercise of stock options has generated a net operating loss brought forward in our Delaware subsidiary of US$ 8.5 million at January 1, 2009 and US$ 11.3 million at January 1, 2008.  In the years ended December 31, 2009 and December 31, 2008, tax benefits of US$ 0.3 million and US$ 1.3 million, respectively, were recognized in respect of the utilization of part of this loss, and were recorded as additional paid-in capital, net of US$ 0.3 million and US$ 0.1 million of transfers related to the write-off of deferred tax assets arising upon forfeitures for the years ended December 31, 2009 and 2008, respectively. The losses are subject to examination by the tax authorities and to restriction on their utilization.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in US$ 000’s, except share data)

The charge for stock-based compensation in our Consolidated Statements of Operations was as follows:

	For the Year Ended December 31,
	2009	2008	2007

Stock-based compensation charged	$6,218	$6,107	$5,734
Income tax benefit recognized	(317)	(641)	(479)

As of December 31, 2009, there was US$ 8.5 million of total unrecognized compensation expense related to options.  The expense is expected to be recognized over a weighted average period of 2.5 years.

Under the provisions of FASB FAS 123(R) (ASC 718), the fair value of stock options is estimated on the grant date using the Black-Scholes option-pricing model and recognized ratably over the requisite service period.

Pursuant to the Plan, employees and members of our Board of Directors were awarded options during the year ended December 31, 2009.  The exercise price of the options granted ranged from US$ 17.52 to US$ 36.44 per share.  The fair value of these option grants was estimated on the date of the grant using the Black-Scholes option-pricing model, with the following assumptions used:

Date of Option Grant	Number of Options Granted	Risk-free interest rate (%)	Expected term (years)	Expected volatility (%)	Dividend yield (%)	Fair value (US$/share)
May 15, 2009	120,000	1.30	3.00	62.40	0.0	7.38
May 15, 2009	353,875	1.30	3.75	57.50	0.0	7.65
May 29, 2009	33,000	1.42	3.75	58.14	0.0	8.28
June 19, 2009	5,000	1.84	3.00	62.87	0.0	8.28
July 30, 2009	160,000	1.73	5.25	53.60	0.0	10.06
September 15, 2009	5,000	1.49	3.00	63.95	0.0	14.95
September 16, 2009	10,000	1.55	3.00	64.03	0.0	15.83
December 8, 2009	5,000	1.21	3.00	65.04	0.0	11.33

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in US$ 000’s, except share data)

A summary of option activity for the year ended December 31, 2009 is presented below:

	Shares	Weighted Average Exercise Price (US$/share)	Weighted Average Remaining Contractual Term (years)	Aggregate Intrinsic Value

Outstanding at January 1, 2009	1,439,042	$50.81	6.17	$1,458
Granted	691,875	18.68	-	-
Exercised	-	-	-	-
Forfeited	(130,167)	52.48	-	-
Outstanding at December 31, 2009	2,000,750	$39.59	5.24	$5,645
Vested or expected to vest	1,868,694	39.15	5.19	5,313
Exercisable at December 31, 2009	1,093,000	$47.67	4.57	$2,315

Under the provisions of FAS 123(R) (ASC 718), the fair value of stock options that are expected to vest is estimated on the grant date using the Black-Scholes option-pricing model and recognized ratably over the requisite servicing period. The calculation of compensation cost requires the use of several significant assumptions which are calculated as follows:

•
Expected forfeitures. FAS 123(R) (ASC 718) requires that compensation cost only be calculated on those instruments that are expected to vest in the future. The number of options that actually vest will usually differ from the total number issued because employees forfeit options when they do not meet the service conditions stipulated in the agreement. Since all forfeitures result from failure to meet service conditions, we have calculated the forfeiture rate by reference to the historical employee turnover rate.

•
Expected volatility. Expected volatility has been calculated based on an analysis of the historical stock price volatility of the company and its peers for the preceding period corresponding to the options’ expected life. We consider this basis to represent the best indicator of expected volatility over the life of the option.

•
Expected term. The expected term of options granted has been calculated following the “shortcut” method as outlined in section D 2, question 6 of SEC Staff Accounting Bulletin No. 107 “Share Based Compensation” (ASC 718) because our options meet the definition of “plain vanilla” therein. Since insufficient data about holder exercise behavior is available to make estimates of expected term, we have continued to apply the shortcut method in accordance with Staff Accounting Bulletin No. 110, (“SAB 110”) (ASC 718).

The weighted average assumptions used in the Black-Scholes model for grants made in the years ending December 31, 2009, 2008 and 2007 were as follows:

	For the Years Ended December 31,
	2009	2008	2007
Risk-free interest rate	1.4%	1.51%	3.6%
Expected term (years)	3.92	4.60	4.9
Expected volatility	57.2%	45.18%	36.2%
Dividend yield	0%	0%	0%
Weighted-average fair value	$8.31	$12.31	$40.48

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in US$ 000’s, except share data)

The following table summarizes information about stock option activity during 2009, 2008, and 2007:

	2009		2008		2007
	Shares	Weighted Average Exercise Price (US$/share)	Shares	Weighted Average Exercise Price (US$/share)	Shares	Weighted Average Exercise Price (US$/share)
Outstanding at beginning of year	1,439,042	$50.81	1,176,117	$56.72	1,288,575	$35.51
Awards granted	691,875	18.68	342,000	35.92	246,000	108.48
Awards exercised	-	-	(21,075)	57.97	(315,833)	12.98
Awards expired	-	-	-	-	(20,000)	23.00
Awards forfeited	(130,167)	52.48	(58,000)	80.39	(22,625)	51.79
Outstanding at end of year	2,000,750	$39.59	1,439,042	$50.81	1,176,117	$56.72

The following table summarizes information about stock options outstanding at December 31, 2009:

	Options outstanding
Range of exercise prices	Shares	Average remaining contractual life (years)	Aggregate intrinsic value (US$)	Weighted average exercise price (US$/share)
$0.01 - 20.00	726,375	4.66	4,728	17.10
$20.01 - 40.00	577,750	6.17	917	23.02
$40.01 - 60.00	238,500	5.79	-	52.78
$60.01 - 80.00	217,000	4.59	-	67.56
$80.01 - 100.00	35,000	2.43	-	90.43
$100.01 - 120.00	206,125	5.21	-	111.90
Total	2,000,750	5.24	5,645	39.59
Expected to vest	1,868,694	5.19	5,313	39.15

The following table summarizes information about stock options exercisable at December 31, 2009:

	Options exercisable
Range of exercise prices	Shares	Average remaining contractual life (years)	Aggregate intrinsic value (US$)	Weighted average exercise price (US$/share)
$0.01 - 20.00	294,000	3.98	2,112	16.42
$20.01 - 40.00	225,625	4.70	203	24.41
$40.01 - 60.00	220,000	5.75	-	52.31
$60.01 - 80.00	187,000	4.21	-	66.92
$80.01 - 100.00	35,000	2.43	-	90.43
$100.01 - 120.00	131,375	4.79	-	110.96
Total	1,093,000	4.57	2,315	47.67

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in US$ 000’s, except share data)

17.  EARNINGS PER SHARE

The components of basic and diluted earnings per share are as follows:

	For the Year Ended December 31,
	2009	2008	2007
Net (loss) / income from continuing operations attributable to CME Ltd. shareholders	$(60,333)	$39,875	$79,006
Net (loss) / income from discontinued operations	(36,824)	(309,421)	9,612
Net (loss) / income attributable to CME Ltd. Shareholders	(97,157)	(269,546)	88,618

Weighted average outstanding shares of common stock (000’s)	54,344	42,328	41,384
Dilutive effect of employee stock options (000’s)	-	355	449
Common stock and common stock equivalents (000’s)	54,344	42,683	41,833

Net (loss) / income per share:
Basic	$(1.79)	$(6.37)	$2.14
Diluted	$(1.79)	$(6.32)	$2.12

At December 31, 2009, 1,328,052 (December 31, 2008: 877,625) stock options and warrants were antidilutive to income from continuing operations and excluded from the calculation of earnings per share. These may become dilutive in the future. Shares of Class A common stock potentially issuable under our Convertible Notes may also become dilutive in the future, although they were antidilutive to income at December 31, 2009.

18.  SEGMENT DATA

Since January 1, 2010, we have managed our business on a divisional basis, with three operating segments which are also our reportable segments: Broadcast, New Media and Media Pro Entertainment and all historic financial information has been presented on this basis.  The new business segments reflect how the Company’s operations are managed, how operating performance within the Company is evaluated by senior management and the structure of our internal financial reporting. Supplemental geographic information on the performance of our Broadcast operating segment is provided due to the significance of our broadcast operations to CME Ltd. Management believes this information is useful to users of the financial statements.

We evaluate the performance of our segments based on Net Revenues and OIBDA. OIBDA, which includes program rights amortization costs, is determined as operating income / (loss) before depreciation and amortization of intangible assets. In the past, our definition of EBITDA excluded foreign currency exchange gains and losses and changes in the fair value of derivatives.  In effect, the amount arrived at by excluding those two items as well as interest and taxes from earnings is equal to OIBDA  Items that are not allocated to our segments for purposes of evaluating their performance and therefore are not included in their OIBDA, include stock-based compensation and certain unusual or infrequent items (e.g., impairments of assets or investments).

Our key performance measure of the efficiency of our segments is OIBDA margin. OIBDA margin is the ratio of OIBDA to Net Revenues.

We believe OIBDA is useful to investors because it provides a more meaningful representation of our performance as it excludes certain items that either do not impact our cash flows or the operating results of our operations.  OIBDA is also used as a component in determining management bonuses. Intersegment revenues and profits have been eliminated in consolidation.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in US$ 000’s, except share data)

OIBDA may not be comparable to similar measures reported by other companies.

Below are tables showing our Net Revenues, OIBDA and total assets by segment for the years ended December 31, 2009, 2008 and 2007 for Consolidated Statement of Operations data and as at December 31, 2009 and December 31, 2008 for Consolidated Balance Sheet data:

	For the Year Ended December 31,
Net Revenues	2009	2008	2007

Broadcast:
Bulgaria (1)	$3,517	$1,261	$-
Croatia	48,543	54,084	36,901
Czech Republic	271,733	374,099	278,785
Romania	175,409	273,271	214,976
Slovak Republic	106,479	132,367	110,158
Slovenia	63,385	75,963	67,574
Total Broadcast	$669,066	$911,045	$708,394
New Media	$9,935	$9,431	$3,624
Media Pro Entertainment	$107,683	$99,112	$72,123
Central	$-	$-	$-
Intersegment revenues	(104,739)	(99,112)	(72,123)
Total Net Revenues	$681,945	$920,476	$712,018

(1) We acquired our Bulgaria operations on August 1, 2008.

	For the Year Ended December 31,
OIBDA	2009	2008	2007

Broadcast:
Bulgaria (1)	$(44,471)	$(10,182)	$-
Croatia	634	(3,503)	(13,814)
Czech Republic	124,512	212,619	157,362
Romania	53,700	112,523	93,585
Slovak Republic	14,965	51,452	41,957
Slovenia	15,579	24,620	24,249
Divisional operating costs	(2,410)	-	-
Total Broadcast	$162,509	$387,529	$303,339
New Media	$(8,651)	$(7,050)	$(3,351)
Media Pro Entertainment	$7,538	$9,416	$6,653
Central	(38,151)	(48,787)	(54,531)
Elimination	(7,871)	(9,416)	(6,653)
Total OIBDA	$115,374	$331,692	$245,457

(1) We acquired our Bulgaria operations on August 1, 2008.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in US$ 000’s, except share data)

	For the Year Ended December 31,
Reconciliation to Consolidated Statements of Operations:	2009	2008	2007

Total OIBDA	$115,374	$331,692	$245,457
Depreciation of property, plant and equipment	(52,583)	(49,471)	(30,547)
Amortization of intangible assets	(19,919)	(33,864)	(24,680)
Impairment	(81,843)	(64,891)	-
Operating (loss) / income	$(38,971)	$183,466	$190,230
Interest expense, net	(112,895)	(72,737)	(49,449)
Foreign currency exchange gain / (loss), net	82,920	(35,570)	(34,411)
Change in fair value of derivatives	1,315	6,360	(3,703)
Other income	1,385	2,631	9,787
Provision for income taxes	(4,737)	(42,208)	(16,341)
(Loss) / income from continuing operations	$(70,983)	$41,942	$96,113

Total assets (1):	December 31, 2009	December 31, 2008

Broadcast	2,160,361	2,154,472
New Media	3,085	4,104
Media Pro Entertainment	233,415	38,762
Total Operating Segments	$2,396,861	$2,197,338
Corporate	$401,162	$84,543
Elimination	(11,585)	(10,340)
Total	$2,786,438	$2,271,541

Reconciliation to Consolidated Balance Sheets:
Assets held for sale (2)	$86,349	$135,075
Total assets	$2,872,787	$2,406,616

(1) Segment assets exclude any intercompany investments, loans, payables and receivables.
(2) Assets held for sale at December 31, 2009 and 2008 represented the operations in Ukraine. The CITI channel was disposed of in February 2009 and our remaining operations in Ukraine were disposed of in April 2010.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in US$ 000’s, except share data)

Long-lived assets (1):	December 31, 2009	December 31, 2008

Broadcast	$173,486	$180,534
New Media	2,196	3,161
Media Pro Entertainment	98,230	14,772
Total Operating Segments	$273,912	$198,467
Corporate	$798	$1,117
Elimination	-	-
Total long-lived assets	$274,710	$199,584

(1) Reflects property, plant and equipment.

We do not rely on any single major customer or group of major customers.

19.  DISCONTINUED OPERATIONS

In the fourth quarter of 2008, in connection with an agreement with our minority partners to acquire 100% of the KINO channel and sell to them our interest in the CITI channel, we segregated the broadcasting licenses and other assets of the KINO channel and transferred them to Gravis-Kino, a new entity spun off from Gravis, which previously operated the KINO and the CITI channels. Between January 14, 2009 and February 10, 2009, we acquired a 100% interest in the KINO channel by acquiring from our minority partners their interests in Tor, Zhysa, TV Stimul, Ukrpromtorg and Gravis-Kino and selling to them our interest in Gravis, which owns the broadcasting licenses and other assets of the CITI channel. The assets and liabilities of the CITI channel were disposed of in the first quarter of 2009.

On January 20, 2010, we entered into an agreement to sell 100% of our remaining former operations in Ukraine to Harley Trading Limited, a company beneficially owned by Igor Kolomoisky, a CME Ltd. shareholder and a member of our Board of Directors and as a result, we determined that the operations in Ukraine represented a disposal group consistent with the provisions of ASC 360, Property, Plant and Equipment”. In 2008, we had recorded an impairment charge of US$ 271.9 million to write the carrying value of goodwill, the indefinite-lived trademark and the KINO broadcasting license to US$ nil (see Note 4, “Goodwill and Intangible Assets”).  We completed the sale of our operations in Ukraine to Harley Trading Limited on April 7, 2010 for total gross proceeds of US$ 308.0 million, resulting in a net gain of US$ 217.6 million, net of transaction costs of US$ 0.5 million.

The results of all operations in Ukraine have been classified as discontinued operations for all periods presented.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in US$ 000’s, except share data)

Summarized Financial Information of Discontinued Operations

Summarized operating results for the Ukraine disposal group for the years ended December 31, 2009, 2008 and 2007are as follows:

	For the Years Ended December 31,
	2009	2008	2007
Revenues	$32,083	$101,192	$127,973
Cost of revenues	(70,257)	(123,954)	(102,373)
Selling, general and administrative expenses	(6,301)	(20,337)	(9,788)
Impairment charge	-	(271,861)	-
Operating (loss) / income	(44,475)	(314,960)	15,812
Foreign exchange loss	(458)	(2,406)	(30)
Other income / (expense)	171	198	(1,718)
(Loss) / income before tax	(44,762)	(317,168)	14,064
Credit / (provision) for income tax	7,938	7,747	(4,452)
(Loss) / income from discontinued operations	$(36,824)	$(309,421)	$9,612

20.  COMMITMENTS AND CONTINGENCIES

Commitments

a)  Station Programming Rights Agreements

At December 31, 2009, we had total commitments of US$ 438.6 million in respect of future programming, including contracts signed with license periods starting after the balance sheet date. Of this amount, US$ 121.3 million is payable within one year.

b) Operating Lease Commitments

For the years ended December 31, 2009, 2008 and 2007 we incurred aggregate rent on all facilities of US$ 8.4 million, US$ 10.2 million and US$ 9.1 million, respectively.  Future minimum operating lease payments at December 31, 2009 for non-cancellable operating leases with remaining terms in excess of one year (net of amounts to be recharged to third parties) are payable as follows:

December 31, 2009

2009	$6,383
2010	5,306
2011	4,448
2012	6,398
2013	2,165
2014 and thereafter	11,332
Total	$36,032

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in US$ 000’s, except share data)

c) Acquisition of Minority Shareholdings

As at December 31, 2009, Adrian Sarbu, our President and Chief Executive Officer and a member of our Board of Directors, had the right to sell to us his shareholding in Pro TV and MPI under a put option agreement entered into in July 2004 at a price to be determined by an independent valuation, subject to a floor price of US$ 1.45 million for each 1.0% interest sold. Mr. Sarbu’s right to put his shareholding is exercisable until November 12, 2029. As at December 31, 2009, we considered the fair value of Mr. Sarbu’s put option to be approximately US$ nil.

d) Ukraine Transaction

In July 2009, we entered into an agreement with Igor Kolomoisky, a shareholder and member of our Board of Directors, pursuant to which Mr. Kolomoisky and certain of his affiliates would invest US $100.0 million in cash and contribute the entities that own and operate the TET TV channel in Ukraine, in exchange for 49.0% ownership interest in our Ukraine operations (the “2009 Ukraine Agreement”). In January 2010 we entered into a new agreement with Mr. Kolomoisky and a company beneficially owned by him in which we agreed to sell our entire interests in our Ukraine operations for US$ 300.0 million plus the reimbursement of cash operating costs incurred by CME between signing and closing, estimated to be approximately US$ 19.0 million, (the “Ukraine Transaction”). In connection with entering into the Ukraine Transaction, the 2009 Ukraine Agreement was terminated. We completed the sale of our Ukraine operations in April 2010 for total consideration of US$ 308.0 million resulting in a gain of US$ 217.6 million (see Note 19, “Discontinued Operations”).

e) Other

Factoring of Trade Receivables

CET 21 has a working capital credit facility of CZK 250 million (approximately US$ 13.6 million) with CS.  This facility is secured by a pledge of receivables under the factoring agreement with FCS.

The transfer of the receivables is accounted for as a secured borrowing under FAS 140 (ASC 860), with the proceeds received recorded in the Consolidated Balance Sheet as a liability and included in current credit facilities and obligations under capital leases. The corresponding receivables are a part of accounts receivable, as we retain the risks of ownership.

Contingencies

a) Litigation

We are, from time to time, a party to litigation or arbitration proceedings arising in the normal course of our business operations. Other than the claim discussed below, we are not presently a party to any such litigation or arbitration which could reasonably be expected to have a material adverse effect on our business or operations.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in US$ 000’s, except share data)

Video International Termination

On March 18, 2009, Video International Company Group, CGSC (“VI”), a Russian legal entity, filed a claim in the London Court of International Arbitration (“LCIA”) against our wholly-owned subsidiary CME Media Enterprises B.V. (“CME BV”), which was, at the time the claim was filed, the principal holding company of our Ukrainian subsidiaries. The claim relates to the termination of an agreement between VI and CME BV dated November 30, 2006 (the “parent agreement”). The parent agreement was one of four related contracts by which VI subsidiaries, including LLC Video International-Prioritet (“Prioritet”), supplied advertising and marketing services to Studio 1+1 in Ukraine and another subsidiary of the Company. Among these four contracts were the advertising services agreement and the marketing services agreements both between Prioritet and Studio 1+1. The parent agreement provides that it automatically terminates upon termination of the advertising services agreement. On December 24, 2008, each of CME BV, Studio 1+1 and the other CME subsidiary provided notices of termination to their respective contract counterparties, following which each of the four contracts terminated on March 24, 2009. On January 9, 2009, in response to a VI demand, CME revised its termination notice and noted that the parent agreement would expire of its own accord with the termination of the advertising services agreement. In connection with these terminations, Studio 1+1 is required under the advertising and marketing services agreements to pay a termination penalty equal to (i) 12% of the average monthly advertising revenues, and (ii) 6% of the average monthly sponsorship revenues, in each case for advertising and sponsorship sold by Prioritet for the six months prior to the termination date, multiplied by six. We determined the termination penalty to be UAH 37.7 million (approximately US$ 4.6 million) and made a provision for this amount in our financial statements in the fourth quarter of 2008. On June 1, 2009, we paid UAH 13.5 million (approximately US$ 1.7 million) to Prioritet and set off UAH 7.4 million (approximately US$ 0.9 million) against amounts owing to Studio 1+1 under the advertising and marketing services agreements. In its arbitration claim, VI is seeking payment of a separate indemnity under the parent agreement equal to the aggregate amount of Studio 1+1’s advertising revenues for the six months ended December 31, 2008. The aggregate amount of relief sought is US$ 58.5 million. We believe that VI has no grounds for receiving such separate indemnity and are vigorously defending the arbitration proceedings. We do not believe it is probable that we will be required to make any payment and accordingly have made no provision for it.

b) Lehman Brothers Bankruptcy Claim

On March 4, 2008, we purchased for cash consideration of US$ 22.2 million, capped call options from Lehman OTC (See Note 6, “Long-Term Debt and Other Financing Arrangements: Convertible Notes”) over 1,583,333 shares of our Class A common stock which, together with purchases of similar options from other counterparties, entitled us to receive, at our election following a conversion under the Convertible Notes, cash or shares of Class A common stock with a value equal to the difference between the trading price of our shares at the time the option is exercised and US$ 105.00, up to a maximum trading price of US$ 151.20.

On September 15, 2008, Lehman Holdings, the guarantor of the obligations of Lehman OTC under the capped call agreement, filed for protection under Chapter 11 of the United States Bankruptcy Code. The bankruptcy filing of Lehman Holding, as guarantor, was an event of default and gave us the right to terminate the capped call agreement with Lehman OTC and claim for losses. We exercised this right on September 16, 2008 and claimed an amount of US$ 19.9 million, which bears interest at a rate equal to CME’s estimate of its cost of funding plus 1% per annum.

On October 3, 2008, Lehman OTC also filed for protection under Chapter 11.  We filed claims in the bankruptcy proceedings of both Lehman Holding and Lehman OTC. Our claim was a general unsecured claim and ranked together with similar claims.

On March 3, 2009 we assigned our claim in the bankruptcy proceedings of Lehman Holdings and Lehman OTC to an unrelated third party for cash consideration of US$ 3.4 million, or 17% of the claim value. Under the terms of the agreement, in certain circumstances which we consider remote, including if our claim is subsequently disallowed or adjusted by the bankruptcy court, the counterparty would be able to recoup the corresponding portion of the purchase price from us. Likewise, if the amount of recovery exceeds the amount of our claim, we may receive a portion of that recovery from the claim purchaser.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in US$ 000’s, except share data)

c) Restrictions on dividends from Consolidated Subsidiaries and Unconsolidated Affiliates

Corporate law in the Central and Eastern European countries in which we have operations stipulates generally that dividends may be declared by shareholders, out of yearly profits, subject to the maintenance of registered capital and required reserves after the recovery of accumulated losses. The reserve requirement restriction generally provides that before dividends may be distributed, a portion of annual net profits (typically 5%) be allocated to a reserve, which reserve is capped at a proportion of the registered capital of a company (ranging from 5% to 25%).  The restricted net assets of our consolidated subsidiaries and equity in earnings of investments accounted for under the equity method together are less than 25% of consolidated net assets.

21. RELATED PARTY TRANSACTIONS

Overview

There is a limited local market for many specialist television services in the countries in which we operate; many of these services are provided by parties known to be connected to our local shareholders, members of our management and Board of Directors or our equity investees.  As stated in FASB Statement No. 57 “Related Party Disclosures” (“FAS 57 (ASC 850)”) transactions involving related parties cannot be presumed to be carried out on an arm’s-length basis, as the requisite conditions of competitive, free-market dealings may not exist.  We will continue to review all of these arrangements.

Related Party Groups

We consider our related parties to be those shareholders who have direct control and/or influence and other parties that can significantly influence management as well as our officers and directors; a “connected” party is one in relation to whom we are aware of the existence of an immediate family or business connection to a shareholder. We have identified transactions with individuals or entities associated with the following individuals or entities as related party transactions: Adrian Sarbu, our President and Chief Executive Officer, member of our Board of Directors and a shareholder in our Romania operations; Time Warner, beneficial owners of approximately 31.0% of our outstanding shares and the right to nominate two members of our Board of Directors; and Igor Kolomoisky, beneficial owner of approximately 2.6% of our outstanding shares and a member of our Board of Directors.

Related Party Transactions

Adrian Sarbu

We purchased programming from companies related to or connected with Mr. Sarbu in the year ended December 31, 2009 with a value of approximately US$ 36.9 million (2008: US$ 51.9 million; 2007: US$ 29.1 million). Of this amount, US$ 28.3 million was in respect of purchases of programming rights.  The total sales to companies related to or connected with Mr. Sarbu in the year ended December 31, 2009 were approximately US$ 0.9 million (2008: US$ 1.9 million; 2007: US$ 3.1 million).  The total amount payable at December 31, 2009 was US$ 0.4 million (December 31, 2008, US$ 1.7 million). At December 31, 2009, we were owed approximately US$ 1.5 million by companies related to or connected with Mr. Sarbu (December 31, 2008: US$ 8.6 million).  Of these amounts, US$ 0.7 million (2008: US$ nil; 2007: US$ nil) is included within discontinued operations.

Certain subsidiaries of the Company have entered into various production and distribution arrangements with Imagine in Action, Inc. and Abandon S.R.L., two television production and distribution companies controlled by Ms. Alma Sarbu, the daughter of Adrian Sarbu. Pursuant to these arrangements, we paid these two companies an aggregate of approximately US$ 0.3 million in the year ended December 31, 2009, including the period prior to our acquisition of Media Pro Entertainment.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in US$ 000’s, except share data)

On December 9, 2009 we acquired Media Pro Entertainment from companies related to or connected with Mr. Sarbu.  See Note 3, “Acquisitions and Disposals: Acquisition of Media Pro Entertainment”.

On April 17, 2008 we acquired certain radio broadcasting assets of Radio Pro from companies related to or connected with Mr. Sarbu for a purchase price of RON 47.2 million (approximately US$ 20.6 million).

Time Warner

We purchased programming from companies related to or connected with Time Warner in the year ended December 31, 2009 with a value of approximately US$ 61.8 million (2008: US$ 87.1 million; 2007: US$ 23.2). The total amount payable as at December 31, 2009 was US$ 39.6 million (December 31, 2008: US$ 26.5 million). Of these amounts, US$ 1.8 million (2008: US$ 1.4 million; 2007: US$ 2.3 million) is included in discontinued operations and US$ 0.7 million is included in liabilities held for sale (December 31, 2008: $ nil).

Igor Kolomoisky

On June 30, 2008 we paid $140.0 million to Mr. Kolomoisky, a shareholder and member of our Board of Directors, in connection with our acquisition of the interests in the Studio 1+1 group over which he held options.

As part of the transactions involving the split of the KINO and CITI channels, on February 10, 2009, we acquired a 10% ownership interest in Glavred for US$ 12.8 million, from an entity controlled by Alexander Tretyakov. Mr. Kolomoisky indirectly owns 90% of Glavred.

We sold technical services with a value of US$ 0.2 million to companies related to or connected with CJSC TV Channel TET, an entity related to or connected with Mr. Kolomoisky, in the year ended December 31, 2009.  (2008: US$ nil; 2007: US$ nil). The total amount receivable as at December 31, 2009 was US$ 0.1 million (2008: US$ nil).

In July 2009, we entered into an agreement with Igor Kolomoisky pursuant to which Mr. Kolomoisky and certain of his affiliates would invest US $100.0 million in cash and contribute the entities that own and operate the TET TV channel in Ukraine, in exchange for 49.0% ownership interest in our Ukraine operations (the “2009 Ukraine Agreement”). In January 2010 we entered into a new agreement with Mr. Kolomoisky and a company beneficially owned by him in which we agreed to sell our entire interests in our Ukraine operations for US$ 300.0 million plus the reimbursement of cash operating costs incurred by CME between signing and closing, estimated to be approximately US$ 19.0 million, (the “Ukraine Transaction”). In connection with entering into the Ukraine Transaction, the 2009 Ukraine Agreement was terminated.

On April 7, 210, we completed the sale of our operations in Ukraine to Harley Trading Limited, a company beneficially owned by Igor Kolomoisky for total consideration of US$ 308.0 million resulting in a net gain of US$ 217.6 million (see Note 19, “Discontinued Operations”).

22. RESTRICTED AND UNRESTRICTED SUBSIDIARIES

Under the terms of the indentures governing the Floating Rate Notes and the 2009 Fixed Rate Notes (the “2007 Indenture” and the “2009 Indenture” respectively), we are largely restricted from raising debt at the corporate level if the ratio of Consolidated Interest Expense to Consolidated EBITDA (both as defined in the 2007 Indenture and 2009 Indenture) (the “Coverage Ratio”) is less than 2.0 times. For the purposes of the 2007 Indenture and the 2009 Indenture, the calculation of the Coverage Ratio includes the company and its subsidiaries that are “Restricted Subsidiaries.” Subsidiaries may be designated as “Unrestricted Subsidiaries” and excluded from the calculation of Coverage Ratio by our Board of Directors. Previously, all of our operations were Restricted Subsidiaries. During the quarter ended June 30, 2009, our Board of Directors designated those subsidiaries that comprised our Ukraine and Pro.BG operations as “Unrestricted Subsidiaries”. This change in designation was immediately beneficial to us because it resulted in the exclusion of the negative EBITDA of the Ukraine and Pro.BG operations from the calculation of our Coverage Ratio. We also designated a wholly owned subsidiary holding company, the entity that funds those operations (the “Development Financing Holding Company”), as an Unrestricted Subsidiary at the same time we designated the Ukraine and Bulgaria operations as Unrestricted Subsidiaries. The Unrestricted Subsidiaries had US$ 215.2 million in cash at December 31, 2009.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in US$ 000’s, except share data)

Our Coverage Ratio is currently below 2.0 times, therefore our Restricted Subsidiaries are restricted from making payments or investments in total of more than approximately EUR 80.0 million (approximately US$ 115.2 million) to our Unrestricted Subsidiaries or to any other operations that are not restricted subsidiaries. We have made US$ 34.7 million of such payments and as at December 31, 2009 we have capacity for approximately US$ 80.5 million of additional payments or investments in the Unrestricted Subsidiaries in the event our Coverage Ratio fell below 2.0 times.

When the Ukraine Transaction closes (see Note 23, “Subsequent Events: Ukraine Transaction”) the Development Financing Holding Company may choose to return any unrequired portion of the US$ 189.5 million that it holds to a Restricted Subsidiary. There is no requirement to maintain a minimum cash balance in this company and the US$ 189.5 million cash balance remains available to our Restricted Subsidiaries at any time.

If the Developing Operations exhaust all available cash, it may be possible to re-designate them as Restricted Subsidiaries provided that our Coverage Ratio is not below 2.0 times on a pro-forma basis. Our Restricted Subsidiaries are not restricted in the manner or amount of funding support they may provide to the Unrestricted Subsidiaries if they are so re-designated. Such a re-designation could have adverse consequences for our Coverage Ratio. If a funding need arises for our Unrestricted Subsidiaries, and we are prevented from re-designating our Developing operations as Restricted Subsidiaries, those operations would be required to raise debt on a stand-alone basis, attract additional equity funding, divest some or all of their assets or enter bankruptcy proceedings.

Selected financial information for CME Ltd. and its Restricted Subsidiaries and Unrestricted Subsidiaries as required by the 2009 Indenture was as follows:

	Issuer and Restricted subsidiaries	Unrestricted Subsidiaries	Intra-group eliminations	Total
Consolidated Statement of Operations:	For the Year Ended December 31, 2009
Net revenues	$678,424	$3,521	$-	$681,945
Operating income / (loss)	91,464	(130,435)	-	(38,971)
Depreciation of station property, plant and equipment	48,894	2,697	-	51,591
Amortization of broadcast licenses and other intangibles	18,373	1,546	-	19,919
Net income / (loss) attributable to CME Ltd.	$63,448	$(160,605)	$-	$(97,157)

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in US$ 000’s, except share data)

	Issuer and Restricted subsidiaries	Unrestricted Subsidiaries	Intra-group eliminations	Total
Consolidated Balance Sheet:	As at December 31, 2009
Cash and cash equivalents	243,314	202,640	-	445,954
Third Party Debt (1)	1,377,194	674	-	1,377,868
Total assets	3,365,435	335,623	(828,271)	2,872,787
Total CME Ltd. shareholders’ equity	$1,683,789	$195,459	$(701,659)	$1,177,589

(1) Third party debt is defined as credit facilities and capital leases or Senior Debt with entities that are not part of the CME Ltd. consolidated group.

	Issuer and Restricted subsidiaries	Unrestricted Subsidiaries	Intra-group eliminations	Total
Consolidated Statement of Operations:	For the Year Ended December 31, 2008
Net revenues	$919,351	$1,125	$-	$920,476
Operating income / (loss)	263,892	(80,426)	-	183,466
Depreciation of station property, plant and equipment	48,047	535	-	48,582
Amortization of broadcast licenses and other intangibles	30,978	2,886	-	33,864
Net income / (loss) attributable to CME Ltd.	$128,572	$(398,118)	$-	$(269,546)

	Issuer and Restricted subsidiaries	Unrestricted Subsidiaries	Intra-group eliminations	Total
Consolidated Balance Sheet:	As at December 31, 2008
Cash and cash equivalents	92,528	1,895	-	94,423
Third Party Debt (1)	1,002,923	691	-	1,003,614
Total assets	2,766,862	238,462	(598,708)	2,406,616
Total CME Ltd. shareholders’ equity	$1,498,961	$109,065	$(512,768)	$1,095,258

(1) Third party debt is defined as credit facilities and capital leases or Senior Debt with entities that are not part of the CME Ltd consolidated group.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in US$ 000’s, except share data)

	Issuer and Restricted subsidiaries	Unrestricted Subsidiaries	Intra-group eliminations	Total
Consolidated Statement of Operations:
	For the Year Ended December 31, 2007
Net revenues	$712,018	$-	$-	$712,018
Operating income	190,230	-	-	190,230
Depreciation of station property, plant and equipment	29,705	-	-	29,705
Amortization of broadcast licenses and other intangibles	24,680	-	-	24,680
Net income / (loss) attributable to CME Ltd.	$90,341	$(1,723)	$-	$88,618

(1) Third party debt is defined as credit facilities and capital leases or Senior Debt with entities that are not part of the CME Ltd consolidated group.

23.  SUBSEQUENT EVENTS

Ukraine Transaction

On January 20, 2010, CME entered into an agreement (the “Ukraine Transaction”) to sell 100% of our interest in our Ukraine operations to Harley Trading Limited, a company beneficially owned by Igor Kolomoisky, a CME shareholder and a member of our Board of Directors, for US$ 300.0 million in cash plus the reimbursement of cash operating expenses between signing and closing, estimated to be US$ 19.0 million. We received an initial payment of US$ 30.0 million on February 1, 2010. We completed the sale on April 7, 2010 and recorded a net gain of US$ 217.6, net of transaction costs of US$ 0.5 million. See Note 19, “Discontinued Operations”.

Credit facilities

On February 16, 2010 the aggregate commitment by the lenders under the Erste Facility to CET 21 increased from CZK 2.5 billion (approximately US$ 136.1 million) to CZK 2.8 billion (approximately US$ 152.4 million). As of February 24, 2010, we had drawn CZK 2.8 billion (approximately US$ 152.4 million) under the Erste Facility. Drawings were used to refinance certain existing indebtedness of CET 21 to CS and to repay certain inter-group indebtedness of CET 21.

On February 9, 2010, we entered into an interest rate swap agreement with Unicredit and CS until 2013 to convert CZK 1.5 billion (approximately $US 81.7 million) of the Erste Facility from a floating rate of 3 month PRIBOR (plus margin) to a fixed interest rate of 2.730% per annum (plus margin). The notional amounts swapped decline in line with the planned amortisation of the loan and extension option. The fair value of the interest rate swap will be recorded on the Consolidated Balance Sheet and any adjustments to the fair value will be recorded in the Consolidated Statement of Operations.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in US$ 000’s, except share data)

Acquisition of the bTV group

On February 18, 2010, we and our wholly owned subsidiary CME Media Enterprises B.V. (“CME BV”) entered into a Deed relating to the sale and purchase of certain media interests in Bulgaria (the “Agreement”) with News Corporation and News Netherlands B.V. Under the Agreement, CME BV or a wholly owned subsidiary of CME BV will acquire (i) 100% of Balkan News Corporation EAD (“BNC”), which owns a 74% interest in Radio Company C.J. OOD (“RCJ”) and a 23% interest in Balkan Media Group AD, and (ii) 100% of TV Europe B.V., which owns 100% of Triada Communications EOOD (“Triada”). BNC and Triada operate and broadcast the bTV, bTV Cinema and bTV Comedy television channels and RCJ operates several radio stations in Bulgaria (the “bTV group”).  Total cash consideration for the transaction is US$ 400 million on a cash-free and debt-free basis and is subject to an adjustment in the event that actual working capital at completion differs from an agreed level of target working capital.

On February 18, 2010, CME BV entered into a sale and purchase agreement (“SPA”) with Top Tone Media Holdings Limited (“Top Tone Holdings”) and Krassimir Guergov to restructure the operations of its Bulgarian terrestrial channel Pro.BG and cable channel Ring.BG (the “Pro.BG business”). Mr. Guergov is entitled by contract to the economic benefits that accrue to Top Tone Holdings.  Under the SPA, Top Tone Holdings will transfer to CME BV its 20% interest in each of Top Tone Media S.A. and Zopal S.A., which together own the Pro.BG business, in consideration of (i) receiving a 6% interest in a subsidiary to be formed to acquire the bTV group in the transaction described above and (ii) the termination of the existing agreements with Top Tone Holdings and Krassimir Guergov in respect of the Pro.BG business. It is expected that Mr. Guergov, who has provided expertise and advice for the Pro.BG business, will continue to provide advice following the completion of these transactions.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in US$ 000’s, except share data)

24.  QUARTERLY FINANCIAL DATA

Selected quarterly financial data for the years ended December 31, 2009 and 2008 is as follows:

	For the Year ended December 31, 2009
	First Quarter (Unaudited)	Second Quarter (Unaudited)	Third Quarter (Unaudited)	Fourth Quarter (Unaudited)
	(US$ 000’s, except per share data)
Consolidated Statement of Operations data:
Net revenues	$136,320	$182,967	$128,235	$234,423
Cost of revenues	106,520	126,276	124,147	172,343
Operating (loss) / income	(71,284)	28,756	(20,731)	24,288
Net (loss) / income from continuing operations	(38,105)	35,759	(18,357)	(50,280)
Net loss from discontinued operations	(8,835)	(13,653)	(5,937)	(8,399)
Net (loss) / income attributable to CME Ltd.	$(44,438)	$24,081	$(21,550)	$(55,250)

Net (loss) / income per share:
Basic EPS	$(1.05)	$0.47	$(0.35)	$(0.89)
Effect of dilutive securities	-	-	-
Diluted EPS	$(1.05)	$0.47	$(0.35)	$(0.89)

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in US$ 000’s, except share data)

	For the Year ended December 31, 2008
	First Quarter (Unaudited)	Second Quarter (Unaudited)	Third Quarter (Unaudited)	Fourth Quarter (Unaudited)
	(US$ 000’s, except per share data)
Consolidated Statement of Operations data:
Net revenues	$199,273	$273,813	$179,896	$267,494
Cost of revenue	122,521	144,391	132,348	152,342
Operating income	48,997	101,983	16,339	16,147
Net income / (loss) from continuing operations	16,882	69,426	(15,251)	(29,115)
Net loss from discontinued operations	(1,959)	(4,664)	(4,343)	(298,455)
Net income / (loss) attributable to CME Ltd.	$14,445	$63,465	$(19,329)	$(328,127)

Net income / (loss) per share:
Basic EPS	$0.34	$1.50	$(0.46)	$(7.75)
Effect of dilutive securities	-	(0.02)	-	-
Diluted EPS	$0.34	$1.48	$(0.46)	$(7.75)